UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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EXELON CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONOWINGO
HYDRO ELECTRIC
PLANT

Sustainable Advantage

Exelon Corporation 2009 Proxy Statement

NOTICE OF THE ANNUAL MEETING

AND 2009 PROXY STATEMENT

March 19, 2009

Dear Shareholder:

We will hold the annual meeting of Exelon Corporation shareholders on Tuesday, April 28, 2009 at 9:30 A.M. Eastern Daylight Savings Time at the PECO Energy Company Headquarters, 2301 Market Street, Philadelphia, Pennsylvania.

The purpose of the annual meeting is to consider and take action on the following matters:

■

The election of ten directors: John A. Canning, Jr., M. Walter D’Alessio, Bruce DeMars, Nelson A. Diaz, Rosemarie B. Greco, Paul L. Joskow, John M. Palms, John W. Rogers, Jr., John W. Rowe and Stephen D. Steinour; each to serve a term of one year;

■	The renewal of the Exelon Corporation Annual Incentive Plan for Senior Executives, effective January 1, 2009;

■	The ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountant for the year 2009;

■	One shareholder proposal, if properly presented at the meeting; and

■	Any other business that properly comes before the meeting.

Shareholders of record as of March 2, 2009 are entitled to vote at the annual meeting.

We are pleased this year to take advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to shareholders over the Internet. On or about March 19, 2009, we will mail to our shareholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing this Notice, we are lowering the costs and reducing the environmental impact of our annual meeting.

Thank you for your continued interest and support of Exelon Corporation.

Katherine K. Combs

Senior Vice President, Corporate Governance, Corporate Secretary

and Deputy General Counsel

■ Tax Consequences	43
■ Report of the Compensation Committee	44
5. Executive Compensation Data
■ Summary Compensation Table	44
■ Grants of Plan Based Awards	48
■ Outstanding Equity Awards at Fiscal Year End	50
■ Option Exercises and Stock Vested	51
■ Pension Benefits	52
■ Nonqualified Deferred Compensation	53
■ Potential Payments upon Termination or Change In Control	54
■ Estimated Value of Benefits to be Received Upon Retirement	59
■ Estimated Value of Benefits to be Received Upon Termination Due to Death or Disability	60
■ Estimated Value of Benefits to be Received Upon Involuntary Separation not Related to a Change In Control	61
■ Estimated Value of Benefits to be Received Upon a Qualifying Termination Following a Change in Control	62

6. Other Proposals to be voted upon
■ Proposal 2: Renewal of the Exelon Corporation Annual Incentive Plan for Senior Executives, effective January 1, 2009	63
■ Proposal 3: Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountant for 2009	65
■ Proposal 4: A Shareholder Recommendation to Prepare a Report Showing that Exelon’s Actions to Reduce Global Warming Have Reduced Global Mean Temperature or Avoided Disasters	66
■ Other Matters and Discretionary Voting Authority	68
Annex A: Exelon Corporation Annual Incentive Plan For Senior Executives	A-1

1. Frequently Asked Questions

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with the solicitation by the Exelon board of directors of proxies to be voted at the 2009 annual meeting of shareholders. Exelon has appointed William A. Von Hoene, Jr. and Katherine K. Combs, or either of them with power of substitution, to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the annual meeting, or any adjournment of the meeting.

What is Notice and Access?

Notice and Access refers to the method, recently adopted by the Securities and Exchange Commission (“SEC”), by which shareholders will receive in the mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to view the proxy materials on the Internet instead of receiving the full paper set of materials. The Notice will contain instructions on how to request a paper copy of the materials if the shareholder does not have access to the Internet or would prefer to have a paper copy. If a paper copy is requested, shareholders should expect to receive it within several days. Exelon is using Notice and Access for the first time in order to lower costs and reduce the environmental impact of our annual meeting.

The Notice will direct shareholders to the website, www.proxyvote.com, where they will log in using their unique control number. On this website, shareholders will be able to view Exelon’s proxy statement, summary annual report and financial information; the documents have been formatted for easy readability and are completely searchable. Shareholders may cast their votes in a secure manner on the same website.

What is the record date and what does it mean?

The record date is the date used to determine which shareholders are entitled to vote at the annual meeting. At the close of business on March 2, 2009, there were 658,623,268 shares of Exelon common stock issued and outstanding and eligible to vote at the annual meeting.

If you hold shares that are registered directly in your name with Exelon’s transfer agent, BNY Mellon Shareowner Services, or if you are an Exelon employee who holds shares purchased through the Employee Stock Purchase Plan, you are considered a Holder of Record, and Exelon has sent to you the Notice.

If you are an Exelon employee who holds shares through the Employee Savings Plan (the 401(k)) Exelon has sent to you the full paper set of materials.

If you hold Exelon shares through a bank, brokerage or other nominee account, you are considered the beneficial owner of shares held in street name. Your bank, broker or other nominee has sent to you the Notice, unless you had previously elected with your bank, broker or other nominee to receive a full paper set of materials, along with a vote instruction form (“VIF”). Whether you received the Notice or the full paper set of materials, you have the right to direct your bank, broker or other nominee how to vote your shares by submitting your voting instructions through the Internet at www.proxyvote.com or by completing and mailing the VIF.

Who pays for the proxy solicitation related to the Annual Meeting?

Exelon does. We have retained Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson’s fee for these services is $15,000, plus reimbursement of out-of-pocket expenses. We can ask for proxies through the mail, by telephone or the Internet. We may use directors, officers and regular employees of Exelon to ask for proxies. These people do not receive additional compensation for performing this service. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon common stock.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Daylight Savings Time on Monday, April 27, 2009. You may vote in the following ways:

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By Internet. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote in a secure manner at www.proxyvote.com 24 hours a day. You will be able to confirm that the system has properly recorded your votes and you do not need to return your proxy card or VIF. You may incur telephone and Internet access charges if you vote by the Internet.

■

By Telephone. If you are located in the United States or Canada, you can vote by calling the toll-free telephone number and following the recorded instructions. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your VIF.

■

By Mail. If you are a holder of record and received a full paper set of materials, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. If you hold shares in street name, please complete and mail the VIF.

■	At the Annual Meeting. Attend the annual meeting in person and use a ballot provided at the meeting to cast your vote.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to the Corporate Secretary, (2) submit a later-dated proxy (or VIF, if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the annual meeting.

What is the quorum?

As of March 2, 2009, there were 658,623,268 shares of Exelon common stock outstanding and entitled to vote. We will have a quorum and will be able to conduct business at the annual meeting if a majority of these outstanding shares are present at the annual meeting, either in person or by proxy. Abstention and broker non-votes on any proposal to be acted upon by shareholders will be treated as present at the annual meeting for purposes of quorum.

What vote is needed for the proposals to be adopted?

■	Proposals: More than one-half of the shares present either in person or by proxy and entitled to vote at the annual meeting must vote “for” a proposal in order for it to be adopted.

■

Directors: To be elected in a contested election, a director nominee is elected by a plurality of the votes cast. Under the bylaws, in an uncontested election, each director nominee must submit to the board before the annual meeting a letter of resignation which is conditioned on not receiving the required majority of the total number of votes cast (either for or against the nominee) at the meeting. The resignation of a director nominee who is not an incumbent director is automatically accepted by the board. The resignation of an incumbent director is tendered to the independent directors of the board, for a determination of whether or not to accept the resignation. The board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

Will any business other than discussed in this proxy statement be considered or acted upon at this annual meeting?

No. Exelon’s bylaws required the submission to the company by November 19, 2008 of advance notice of all director nominations and shareholder proposals to be considered at the 2009 annual meeting, regardless of whether the proponent seeks inclusion of their nomination or proposal in this proxy, or intends to solicit their own proxies. Since Exelon did not receive notice of any other matters (except that which is included in this proxy statement), no other nominations or proposals shall be considered at the 2009 annual meeting. A copy of our bylaws is available on Exelon’s website at www.exeloncorp.com, under the investor relations tab.

How can I submit a proposal for consideration at the 2010 annual meeting?

In order to be considered for the 2010 annual meeting, shareholder proposals must be submitted before Thursday, November 19, 2009, in writing to our principal executive office in care of Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. To be effective, the notice must disclose fully all ownership interests the proponent has in Exelon and contain a representation as to whether the shareholder has any intention of delivering a proxy statement to the other shareholders of Exelon. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

How can I recommend or nominate someone to be a director of Exelon?

A shareholder who wishes to recommend a candidate (including a self-nomination) to be considered by the Exelon corporate governance committee for nomination as a director must submit the recommendation in writing to Mr. M. Walter D’Alessio, Chairman of the Corporate Governance Committee, c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee will consider all recommended candidates and self-nominees when making its recommendation to the full board of directors to nominate a slate of directors for election.

■

Nominations for 2009. Under the Exelon bylaws, the deadline has passed for a shareholder to nominate a candidate (or nominate himself or herself) for election to the board of directors at the 2009 annual meeting.

■

Nominations for 2010. To nominate a candidate for election as a director or to stand for election at the 2010 annual meeting, a shareholder must either submit a recommendation to the corporate governance committee or provide the proper notice and the other information required by Exelon’s bylaws: (1) notice of the proposed nomination must be received by Exelon no later than Thursday, November 19, 2009; (2) the notice must include information required under the bylaws, including: (a) information about the nominating shareholder, (b) information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, (c) a representation as to whether the shareholder intends to deliver a proxy statement to the other shareholders of Exelon, and (d) the signed consent of the candidate to serve as a director of Exelon, if elected.

Who will count and certify the votes?

Representatives from Broadridge Investor Communication Solutions and Exelon’s Office of Corporate Governance will count the votes and certify the election results. The results will be available on the investor relations page of our website by May 5, 2009, and will also be published in Exelon’s second quarter SEC report on Form 10-Q.

How can I attend the annual meeting?

Admittance to the annual meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a Holder of Record and wish to attend the annual meeting, you must present both state-issued photo identification and any of the following in order to gain admission into the meeting:

■	the Notice instruction card;

■	the bottom half of your proxy card; or

■	if you received your proxy materials through the Internet, you may print the e-mail with your control number.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the annual meeting, you must bring state-issued photo identification along with proof of ownership, such as an account statement that clearly shows that you held Exelon common stock on the record date or a legal proxy obtained from your bank, broker or other nominee. Alternatively, you may obtain a ticket by sending your request and a copy of proof of your ownership to: Annual Meeting Admission Tickets c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. All other items may be subject to search.

Can I view or receive the proxy materials electronically?

Yes, simply log into www.proxyvote.com and follow the instructions to consent to the electronic delivery of materials. If you are a street name shareholder, please check the information provided by your bank, broker or other nominee concerning the availability of this service.

How can I avoid duplicate mailings?

If you received more than one set of materials, you may request “householding” by calling the Exelon Shareowner Services Helpline at 1-800-626-8729 and speaking to a customer service representative. Householding allows Exelon to send a single annual report and proxy statement to two or more shareholders who share the same address, subject to certain conditions.

If your household received only one copy and you wish to receive another, or if you wish to remove your account from the householding program, please call the Exelon Shareowner Services Helpline at 1-800-626-8729 and speak to a customer service representative or submit your request in writing to Exelon Corporation c/o BNY Mellon Shareowner Services P.O. Box 358016, Pittsburgh, PA 15252-8016.

2. Corporate Governance at Exelon

The Board’s Function and Structure

Exelon’s business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board considers the interests of other constituencies, which include customers, employees, annuitants, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

The Exelon board and those of its predecessor companies have monitored governance trends and implemented best practices for many years. As a result, Exelon already had in place many of the governance structures and processes that were required as governance reforms following the enactment of the Sarbanes-Oxley Act of 2002. Foremost among these were the Exelon Corporate Governance Principles. These principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the corporation as they change over time.

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the audit, corporate governance, compensation and other committees of the board of directors are available on the Exelon website at www.exeloncorp.com, under the investor relations tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Katherine K. Combs, Senior Vice President, Corporate Governance, Deputy General Counsel and Corporate Secretary, Exelon Corporation, P.O. Box 805398, Chicago, Illinois 60680-5398.

Board/Committee/Director Evaluation

The board has a three-part annual evaluation process that is coordinated by the corporate governance committees: committee self-evaluations; a full board evaluation; and the evaluation of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, and whether the meeting materials are effective. The full board evaluation considers the following, in light of the committee self-assessments: (1) the effectiveness of the board organization and committee structure; (2) the quality of meetings, agendas, presentations and meeting materials; (3) the effectiveness of director preparation and participation in discussions; (4) the effectiveness of director selection, orientation and continuing education processes; (5) the effectiveness of the process for establishing the Chief Executive Officer’s (“CEO’s”) performance criteria and evaluating his performance; and (6) the quality of administrative planning and logistical support.

Individual director performance assessments involve a discussion among the members of the corporate governance committee of each director’s performance using the performance expectations for directors contained in the Corporate Governance Principles. In addition, the chairman of the corporate governance committee or the chairman of the board provides individual feedback, as necessary. All assessments focus on both strengths and opportunities for improvement.

Director Education

The board has a program, overseen by the corporate governance committee, for orienting new directors and providing continuing education for all directors. The orientation program is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. All new directors receive materials about Exelon, the board and board policies and operations. Each new director is scheduled for meetings with the CEO and each executive vice president and members of his or her staff for a briefing on the executive’s responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs (incumbent directors are also invited to participate in the site visits, if available).

Continuing director education is primarily delivered during portions of regular board and committee meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory or accounting standards). The education often takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The audit committee devotes a full meeting each year to educating the committee members about new accounting rules and standards, and topics that are necessary to having a good understanding of our accounting practices and financial statements. Both the energy delivery oversight committee and the generation oversight committee use site visits as a regular part of education for their members: (1) the generation oversight committee holds each meeting at a different generating station (nuclear, fossil and hydro) and the agenda always includes a briefing by local plant management, a tour of the facility and lunch with plant personnel; and (2) the energy delivery oversight committee periodically tours substations, transmission and distribution lines, call centers and other facilities. The company pays the cost for any director to attend outside director education seminars on corporate governance or other topics relevant to their service as directors.

Process for Shareholder Communications with the Board

Shareholders and other interested persons can communicate with the chairman of the corporate governance committee or with the independent directors as a group by writing to them, c/o Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the corporate secretary to review communications initially and transmit a summary to the directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the board policy, the corporate secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com.

Information About the Board of Directors and Committees

The board of directors met 13 times during 2008. The board also attended a two-day strategy retreat with the senior officers of Exelon and subsidiary companies. All directors attended at least 75% of all board and committee meetings that they were eligible to attend, with an average attendance of over 93% across all directors for all board and committee meetings. Although Exelon does not have a formal policy requiring attendance at the annual shareholders meeting, all directors generally attend the annual meeting and all of them did so in 2008.

The board has six standing committees: audit, compensation, corporate governance, risk oversight, energy delivery oversight and generation oversight. The committees and their membership during 2008 are presented below.

All of the directors, except Mr. Rowe, are determined to be “independent” under the listing standards of the NYSE and Exelon’s Corporate Governance Principles.

Director	Audit	Compensation	Corporate Governance	Energy Delivery	Generation Oversight	Risk Oversight

John A. Canning, Jr.	Member (1)	Member (1)
M. Walter D’Alessio	Member (2)	Member	Chair
Nicholas DeBenedictis			Member	Chair (3)	Member
Bruce DeMars	Member		Member	Member	Chair
Nelson A. Diaz				Member	Member	Member
Sue L. Gin	Member		Member			Chair
Rosemarie B. Greco		Chair (4)		Member
Paul L. Joskow	Member			Member		Member
Richard W. Mies					Member (5)
John M. Palms	Chair		Member		Member	Member
William C. Richardson	Member	Member	Member (6)			Member
Thomas J. Ridge				Member
John W. Rogers, Jr.			Member			Member
John W. Rowe (7)
Stephen D. Steinour	Member	Member			Member
Don Thompson				Member	Member

1.	Mr. Canning was appointed to the audit and compensation committees, effective September 23, 2008.

2.	After serving on the audit committee for four years, Mr. D’Alessio stepped down, effective September 23, 2008, when Mr. Canning was appointed to the committee.

3.	Mr. DeBenedictis was appointed chair of the energy delivery oversight committee, effective April 29, 2008, replacing Ms. Greco who was chair until that time.

4.	Ms. Greco was appointed chair of the compensation committee, effective April 29, 2008. On the same date, she stepped down as chair of the energy delivery oversight committee but remains a member of the energy delivery oversight committee.

5.	Admiral Mies was appointed to the generation oversight committee, effective February 2, 2009.

6.	Mr. Richardson was appointed to the corporate governance committee, effective April 29, 2008.

7.	Mr. Rowe is considered an invited guest and is welcome to attend all committee meetings, except when the independent directors meet in executive session, such as when they conduct Mr. Rowe’s performance evaluation.

Board Committee Charters

Each board committee operates pursuant to a written charter approved by the board of directors. Copies of the committee charters are available on Exelon’s website at www.exeloncorp.com on the “Investor Relations” page under the link “Corporate Governance–Board Committees.”

Audit Committee

The audit committee held 11 meetings during 2008. The board has determined that all members of the audit committee are “independent,” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended, the related SEC rules, the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Principles. As required by the rules of the NYSE, the board of directors has determined that all members of the audit committee are financially literate and have accounting or related financial management expertise, as the board in its business judgment interprets those qualifications. In addition, the board of directors has determined that all members of the committee are “audit committee financial experts,” as defined by SEC regulations.

The audit committee’s principal duties, as discussed in its charter, include:

■	Reviewing financial reporting, accounting practices and internal control functions;

■	With the assistance of the risk oversight committee, reviewing and making recommendations to the full board regarding risk management policy and legal and regulatory compliance;

■	Recommending the independent accountant;

■	Approving the scope of the annual audits by the independent accountant and internal auditors; and

■	Reviewing and making recommendations to the full board regarding officers and directors expenses and compliance with Exelon’s Code of Business Conduct.

The committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent accountant, the internal auditors and the chief legal officer.

Report of the Audit Committee

In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2008 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountant. The Exelon audit committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Exelon audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 6, 2009

The Audit Committee
John M. Palms, Chair	Paul L. Joskow
John A. Canning, Jr.	William C. Richardson
Bruce DeMars	Stephen D. Steinour
Sue L. Gin

Compensation Committee

The compensation committee met five times during 2008. All members of the committee are independent directors.

The compensation committee’s principal duties, as discussed in its charter, include:

■	Ensuring that executive compensation levels and targets are aligned with, and designed to achieve, Exelon’s strategic and operating objectives; and

■

Reviewing recommendations from management and outside consultants and approving or recommending approval of matters of executive compensation for officers of Exelon and its subsidiaries, including base salary, incentive awards, equity grants, perquisites, and other forms of compensation.

The compensation committee has a charter that has been approved by the board of directors.

Pursuant to the compensation committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee. The committee engaged Mr. Richard Meischeid, Managing Principal of Towers Perrin, as its independent compensation consultant for 2008.

As part of its ongoing services to the compensation committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the compensation committee, the compensation consultant does the following:

■	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

■	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

■	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

■	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation committee in preparing their recommendations to the full board of directors or, in the case of the CEO, the independent directors, on compensation for the senior executives.

In addition to its general responsibilities, the compensation consultant attends the compensation committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

In 2008, the compensation consultant also worked with Exelon’s corporate governance committee to provide market data regarding director compensation at the same peer group of companies as is used for benchmarking executive compensation.

In order to ensure the independence of the compensation consultant, the committee requires that Mr. Meischeid and his associates providing services to the compensation committee have no direct involvement with any other aspects of Towers Perrin’s relationship with Exelon (other than the director compensation services performed for the corporate governance committee), and that no element of their compensation be based on any consideration of the revenues for other services that Towers Perrin may provide to Exelon. A different office of Towers Perrin provides Exelon certain actuarial and other services relating to pension and post-retirement plans and other benefits, including related financial calculations for SEC disclosures, human resources technology support, and occasional special studies. The amount of revenues for such other services is regularly reported to the compensation committee.

Executive officers are involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the compensation committee (and the independent directors and the full board of directors, respectively, with respect to the compensation of the CEO and the executive vice presidents and the ComEd CEO) makes the final determinations with respect to compensation programs and adjustments. Under Exelon’s Corporate Governance Principles, the CEO is considered an invited guest and is welcome to attend the meetings of the compensation committee, except when the compensation committee meets in executive session to discuss, for example, the CEO’s own compensation. The CEO cannot call meetings of the compensation committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s business plan. The compensation committee reviews the recommendations and establishes the final goals. The compensation committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s annual incentive payout, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The CEO reviews all of the recommendations of the executive officers before they are presented to the compensation committee. The human resources function provides to the compensation committee and the independent directors data showing the history of the CEO’s compensation and data that analyzes the cost of a range of several alternatives for changes to the CEO’s compensation, but neither the executive officers nor the CEO makes any recommendation to the compensation committee or the independent directors with respect to the compensation of the CEO.

The compensation committee has delegated to the CEO the authority to make off-cycle awards to employees who are not subject to the limitations of Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher of Exelon, provided that such authority is limited to making grants of up to 1,200,000 options in the aggregate, and 20,000 options per recipient in any year. The compensation committee reviews and ratifies these grants. On rare occasions, stock options are granted to new hires on the date they commence employment. One off-cycle grant of stock options was made in 2008 to a recently-promoted officer who should have received a grant in January 2008 when the annual stock option grants were made. In addition, the CEO has been delegated authority from the compensation committee to adjust base salaries for retention purposes or unique circumstances for officers who are not executive vice presidents or higher.

Corporate Governance Committee

The corporate governance committee met five times in 2008. All members of the committee are independent directors.

The corporate governance committee’s principal duties, as discussed in its charter, include:

■	Reviewing and making recommendations on corporate, board and committee structure, organization, committee membership, functions, compensation and effectiveness;

■	Monitoring corporate governance trends and making recommendations to the board regarding the Corporate Governance Principles;

■	Coordinating the annual evaluations of the performance of each committee and the board as a whole;

■	Evaluating the performance of individual directors as the term of each class expires and the members are considered for re-election;

■	Overseeing the directors’ orientation and continuing education program;

■	Identifying potential director candidates and coordinating the nominating process for directors;

■	Coordinating the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance;

■	Monitoring succession planning and executive leadership development;

■	Overseeing Exelon’s policies and practices to protect and improve the environment, including climate change, sustainability and Exelon’s 2020 Strategy;

■	Approving or amending delegations of authority for Exelon and its subsidiaries; and

■	Overseeing Exelon’s efforts to promote diversity among its directors, officers, employees and contractors.

The committee may act on behalf of the full board when the board is not in session. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation, and for this purpose it periodically asks the consultant to prepare a study of the compensation of the company’s directors compared to the directors of companies in the same peer group used for executive compensation. This study is used as the basis for the corporate governance committee’s recommendations to the full board with respect to director compensation. The corporate governance committee may utilize other consultants, such as specialized search firms to identify candidates for director.

Director Nomination Process

The corporate governance committee serves as the nominating committee and recommends director nominees. The board of directors receives the proposed nominations from the corporate governance committee and approves the nominees to be included in the Exelon proxy materials that are distributed to shareholders.

The corporate governance committee considers all candidates for director, including both directors currently serving on the board whose term is expiring and candidates recommended by shareholders and others. The committee may also utilize specialized search firms to identify and assess potential candidates. The committee periodically assesses the board’s needs for skills and experience in light of current and future needs. All candidates are considered in light of the following standards and qualifications for director that are contained in the Exelon Corporate Governance Principles:

■	Highest personal and professional ethics, integrity and values;

■	An inquiring and independent mind;

■	Practical wisdom and mature judgment;

■	Broad training and experience at the policy-making level in business, government, education or technology;

■	Expertise useful to Exelon and complementary to the background and experience of other Exelon board members;

■	Willingness to devote the required amount of time to the duties and responsibilities of board membership;

■	A commitment to serve over a period of years to develop knowledge about Exelon; and

■	Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

Risk Oversight Committee

The risk oversight committee met four times in 2008.

The risk oversight committee’s principal duties, as discussed in its charter, include:

■	Overseeing the company’s risk management functions;

■

Reporting to the audit committee and to the full board regarding corporate risk management policy (including financial risks, legal and regulatory risks), power marketing, power trading risk management strategy, nuclear fuels procurement and performance, and the hedged condition of the generation portfolio;

■	Reviewing and approving risk policies relating to power marketing, hedging and the use of derivatives;

■	Overseeing and reviewing the performance and management of assets in Exelon’s pension and nuclear decommissioning trust funds; and

■	Appointing and removing the parties overseeing the performance and management of investment of assets in Exelon’s employee benefit trusts.

Energy Delivery Oversight Committee

The energy delivery oversight committee met five times in 2008.

The energy delivery oversight committee’s principal duties, as discussed in its charter, include:

■

Overseeing the operating utilities’ (ComEd and PECO) performance trends, compared to benchmarks, focusing on issues having cross-utility impact or opportunities for sharing best practices and lessons learned;

■	Reviewing issues having significant impact on utility capital budgets and resource adequacy to meet utility service obligations;

■	Reviewing significant legislative, regulatory and investment and recovery strategies, focusing on those with potential multi-state or multi-utility impact;

■

Reviewing significant labor and human relations policies or issues related to the operating utilities, focusing on those with potential cross-utility impact and sharing of best practices and lessons learned; and

■	Reviewing significant environmental, health and safety policies or practices related to the operating utilities.

Generation Oversight Committee

The generation oversight committee met four times in 2008.

The generation oversight committee’s principal duties, as discussed in its charter, include:

■

Advising and assisting the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon or its subsidiaries, including those in which Exelon has significant equity or operational interests;

■	Reviewing major investments and changes in strategy regarding the generating facilities; and

■	Reviewing the budget and business plans of Exelon Generation Company and monitoring its operating and financial performance.

Proposal 1: Election of Directors

Our board is composed of 16 members. In 2007, we amended the Articles of Incorporation to declassify the board of directors over a three-year period. As a result, this year both Class II and Class III directors are standing for election to one-year terms; prior to declassification, each class served staggered three-year terms, with only one class standing for election each year. Beginning in 2010, all directors will be elected annually to serve for one-year terms.

Upon the recommendation of the corporate governance committee, the board nominated the following 10 candidates for election as directors, each to serve a one-year term:

Each of the following nominees has agreed to be named in this proxy statement and to serve as a director, if elected.

The board of directors recommends a vote “FOR”

each of the director nominees below.

Class II and III Directors to be Elected for a Term of One Year

John A. Canning, Jr.

Director since 2008

Age 64

Member-Audit Committee

Member-Compensation Committee

Mr. Canning is the Chairman and co-founder of Madison Dearborn Partners, LLC, a private equity investment firm. Prior to co-founding Madison Dearborn Partners, Mr. Canning spent 24 years with First Chicago Corporation. He has 28 years of experience in private equity investing. Mr. Canning is a director and the Chairman of the Federal Reserve Bank of Chicago. He is also a Commissioner of the Irish Pension Reserve Fund.

M. Walter D’Alessio

Director since 2000

Age 75

Presiding Director

Chair-Corporate Governance Committee

Member-Compensation Committee

Mr. D’Alessio serves as presiding director, who leads the discussion when the non-management directors meet in executive session. With the chair of the compensation committee, he also leads the discussion during the executive session to evaluate the chief executive officer and determine his compensation. He is Vice Chairman of NorthMarq Capital (a real estate investment banking firm) and is Senior Managing Director of NorthMarq Advisors (a real estate consulting group), positions he has held since July 2003. Prior to that, he was the Chairman and CEO of Legg Mason Real Estate Services, Inc. (from 1982 through July 2003). He is the Chairman of the board of Brandywine Real Estate Investment Trust, Chairman of the board of Independence Blue Cross, a director of the Federal Home Loan Bank Board of Pittsburgh and a director of the Pennsylvania Real Estate Investment Trust. He also serves on the Board of PECO Energy Company, an Exelon subsidiary (“PECO”).

Bruce DeMars

Director since 2000

Age 73

Chair-Generation Oversight Committee

Member-Audit Committee

Member-Corporate Governance Committee

Member-Energy Delivery Oversight Committee

Admiral DeMars is a Retired Admiral, United States Navy. From 1988 until his retirement from the Navy in October 1996, Admiral DeMars was the Director of the Naval Nuclear Propulsion Program, a joint Department of the Navy/Department of Energy program responsible for the design, construction, maintenance, operation and final disposal of nuclear reactor plants for the U.S. Navy. Admiral DeMars is also a director of Oceanworks International, Inc.

Nelson A. Diaz

Director since 2004

Age 61

Member-Energy Delivery Oversight Committee

Member-Generation Oversight Committee

Member-Risk Oversight Committee

Judge Diaz has been Of Counsel to Cozen O’Connor, a Philadelphia-based law firm since May 2007. He was previously a partner of Blank Rome LLP (a law firm), from March 2004 through May 2007, and from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004, and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania, from 1981 to 1993. He also served as General Counsel, United States Department of Housing and Urban Affairs, from 1993 to 1997. He also serves as a director of PECO.

Rosemarie B. Greco

Director since 2000

Age 62

Chair-Compensation Committee

Member-Energy Delivery Oversight Committee

Ms. Greco serves as a Senior Advisor to the Governor of Pennsylvania-Health Care Reform. She served as the director of the Governor’s Office of Health Care Reform for the Commonwealth of Pennsylvania from January 2003 through December 2008. She is also the founding principal of GRECOVentures Ltd., a private management consulting firm. She was formerly President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. She is a director of Sunoco, Inc. and Pennsylvania Real Estate Investment Trust. She is also a trustee of SEI Investment Management Corp., a subsidiary of SEI Investments, Co. She also serves as a director of PECO.

Paul L. Joskow, Ph. D.

Director since 2007

Age 61

Member-Audit Committee

Member-Energy Delivery Oversight Committee

Member-Risk Oversight Committee

Professor Joskow has been the President of the Alfred P. Sloan Foundation since January 1, 2008. He is also the Elizabeth and James Killian Professor of Economics and Management at the Massachusetts Institute of Technology (“MIT”). He was Director of the MIT Center for Energy and Environmental Policy Research from 1999 to 2007. Professor Joskow joined the MIT faculty in 1972 and was head of the MIT Department of Economics from 1994 to 1998. He is a Fellow of the American Academy of Arts and Sciences and the Econometric Society. He has served on the U.S. Environmental Protection Agency’s (“EPA”) Acid Rain Advisory Committee, on the Environmental Economics Committee of EPA’s Science Advisory Board, and on the National Commission on Energy Policy. He is a director of TransCanada Corporation and a Trustee of the Putnam Mutual Funds. Professor Joskow is also a trustee of Yale University.

John M. Palms, Ph. D.

Director since 2000

Age 73

Chair-Audit Committee

Member-Corporate Governance Committee

Member-Generation Oversight Committee

Member-Risk Oversight Committee

Dr. Palms is a Distinguished President Emeritus and Distinguished University Professor Emeritus of the University of South Carolina. He served as the President of the University of South Carolina from 1991 through June 2002 and as Distinguished University Professor from 2002 through 2007. He is the former President of Georgia State University, and the former Vice President for Academic Affairs and the Charles Howard Chandler Professor of Radiation and Environmental Physics at Emory University. He is the Chairman of the board of directors of Assurant Inc., and also serves on the boards of Computer Task Group, Inc. and the Geo Group. In addition, Dr. Palms is the Chairman of the board of trustees of the Institute for Defense Analyses, and was formerly a member of the National Nuclear Accreditation Board and the Advisory Council for the Institute of Nuclear Power Operations.

John W. Rogers, Jr.

Director since 2000

Age 50

Member-Corporate Governance Committee

Member-Risk Oversight Committee

Mr. Rogers is the founder, Chairman and CEO of Ariel Investments, LLC, an institutional money management firm and serves as trustee of the Ariel Investment Trust. He is a director of Aon Corporation and McDonald’s Corporation. He is also a director of Commonwealth Edison Company, an Exelon subsidiary (“ComEd”).

John W. Rowe

Director since 2000

Age 63

Mr. Rowe has served as a Director and as Chief Executive or Co-Chief Executive Officer of Exelon since its formation in October of 2000. He has served as Chairman and Chief Executive Officer since April of 2002. At various times since 2000, he has also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company. He also serves as a director of Sunoco, Inc. and The Northern Trust Corporation. He serves as Chairman and director of PECO.

Stephen D. Steinour

Director since 2007

Age 50

Member-Audit Committee

Member-Compensation Committee

Member-Generation Oversight Committee

In January 2009, Mr. Steinour was elected the Chairman, President and Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company. He was the Chairman and Managing Partner of Cross Harbor Capital Partners, a private equity firm, from 2008 through January 2009. He was previously President and CEO of Citizens Financial Group, Inc., a multi-state commercial bank holding company, a position that he held from 2006 through 2008. From 2005 through 2006, he served as Vice Chairman and Chief Executive Officer of Citizens Mid-States regional banking. He served as Vice Chairman and Chief Executive Officer of Citizens Mid-Atlantic Region from 2001 to 2005.

Continuing Class I Directors With Terms Expiring in 2010

Nicholas DeBenedictis

Director since 2002

Age 63

Chair-Energy Delivery Oversight Committee

Member-Corporate Governance Committee

Member-Generation Oversight Committee

Mr. DeBenedictis is the Chairman (since 1993) and Chief Executive Officer (since 1992) of Aqua America Inc., a water utility with operations in 13 states. Aqua America is the second largest U.S.-based, publicly-traded water and wastewater company in the country. Mr. DeBenedictis has also served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. Mr. DeBenedictis also serves as a director of Met-Pro Corporation, and P.H. Glatfelter, Inc.

Sue L. Gin

Director since 2000

Age 67

Chair-Risk Oversight Committee

Member- Audit Committee

Member-Corporate Governance Committee

Ms. Gin is the Founder, Owner, Chairman and CEO of Flying Food Group, LLC, an airline catering and fresh meal production company serving international airlines and specialty retailers. She has served as its Chairman and Chief Executive Officer since 1983. She is also the owner and founder of New Management, Ltd., a real estate sales, leasing, management and development firm, and has served as its President since 1977. Ms. Gin is a director of Centerplate, Inc. She is also a director of ComEd.

Richard W. Mies

Director since 2009

Age 64

Member-Generation Oversight Committee

Admiral Mies is President and Chief Executive Officer of The Mies Group, Ltd., a private consulting firm. Admiral Mies retired from the United States Navy in 2002 following 35 years of service. A nuclear submariner, Admiral Mies commanded the United States Strategic Command for four years prior to his retirement. Following his military service, Admiral Mies served as a Senior Vice President of Science Applications International Corporation and as President and Chief Executive Officer of its wholly-owned subsidiary, Hicks and Associates, until September 2007. Admiral Mies is also a director of McDermott International, Inc. and Mutual of Omaha. He is also a member of the Board of Governors of Los Alamos and Lawrence Livermore National Security LLC’s.

William C. Richardson, Ph. D.

Director since 2005

Age 68

Member-Audit Committee

Member-Compensation Committee

Member-Corporate Governance Committee

Member-Risk Oversight Committee

Dr. Richardson is the President and Chief Executive Officer Emeritus of the W.K. Kellogg Foundation, a private foundation, and the President and Chief Executive Officer Emeritus of Johns Hopkins University. Dr. Richardson served as the President and CEO of the W. K. Kellogg Foundation from 1995 through his retirement in July 2005. He was the President of Johns Hopkins University from 1990 through 1995, and Executive Vice President and Provost of Pennsylvania State University from 1984 through 1990. He is also a director of The Bank of New York Mellon Corporation and a member of the Institute of Medicine, National Academy of Sciences.

Thomas J. Ridge

Director since 2005

Age 63

Member-Energy Delivery Oversight Committee

Governor Ridge is President of Ridge Global LLC, a consulting firm. He is also a strategic limited partner in Doheny Global Group, a U.S.-based international developer of energy facilities. He served as Secretary of the United States Department of Homeland Security from January 2003 through January 2005, and Assistant to the President for Homeland Security (an Executive Office created by President George W. Bush) from October 2001 through December 2002. He served as Governor of the Commonwealth of Pennsylvania from 1994 through October 2001. He is also a director of The Hershey Company and Vonage Holdings Corp. He also serves as a director of PECO.

Don Thompson

Director since 2007

Age 45

Member-Energy Delivery Oversight Committee

Member-Generation Oversight Committee

Mr. Thompson is President of McDonald’s USA, a restaurant business. Previously, he served as Executive Vice President and Chief Operating Officer, McDonald’s USA, and as the Executive Vice President for McDonald’s restaurant solutions group and the President of McDonald’s West Division.

The Board has a mandatory retirement policy, under which directors retire at the end of the calendar year in which he or she reaches the age of 72. The board suspended the policy after the termination of the PSEG merger agreement in 2006. It had been anticipated that several senior directors would have retired and been succeeded by new directors coming from the PSEG board. When that did not happen, the board wished to retain the senior directors until appropriate successors could be recruited. Accordingly, the board has suspended the mandatory retirement policy for Messrs. DeMars and Palms until the end of the calendar year in which they turn 75, and for Mr. D’Alessio until the end of the calendar year in which he turns 76.

If any director is unable to stand for election, the board may reduce the number of directors in that class or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director in that class. Exelon does not expect that any director nominee will be unable to serve.

Director Independence

Under Exelon’s Corporate Governance Principles, a substantial majority of the board must be composed of independent directors, as defined by the NYSE. In addition to complying with the NYSE rules, Exelon monitors the independence of audit and compensation committee members under rules of the SEC (for members of the audit and compensation committees) and the Internal Revenue Service (for members of the compensation committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence and the following categorical standards to address those relationships that are not specifically covered by the NYSE rules:

1.	A director’s relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director’s independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in its most recent fiscal year, is less than the greater of $1 million or 5% of the recipient’s consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director’s independence if, and to the extent that: (1) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing prices set by a well-established commodity market, or fixed in conformity with law or governmental authority; or (2) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

2.	If a director is a current employee, or a director’s immediate family member is an executive officer of a charitable or other tax-exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 2% of that organization’s consolidated gross receipts in that year. In any other circumstance, a director’s relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of all contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 5% of that organization’s consolidated gross receipts in that year. Transactions and relationships with charitable and other tax-exempt organizations that exceed these standards will be evaluated by the board to determine whether there is any effect on a director’s independence.

Each year, directors are requested to provide information about their business relationships with Exelon and its affiliates, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships that their immediate family members may have with Exelon and its affiliates. All relationships are evaluated for materiality. Data on all relationships are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The full board reviews the same data considered by the corporate governance committee in making the final determination of independence.

Each of the directors named below was affirmatively determined by our board of directors to be “independent” under applicable guidelines presented above. The information below describes certain director relationships or arrangements that were considered by the board in determining whether the named director was “independent,” as defined under the NYSE rules and the categorical standards specified in the company’s corporate governance principles. In all cases, the amounts involved in the transactions between Exelon and its affiliates, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, fell below the thresholds specified by the NYSE rules and the categorical standards specified in Exelon’s Corporate Governance Principles.

Because Exelon provides utility services through its subsidiaries (ComEd, PECO and Exelon Energy) and many of its directors live in and are civic leaders in areas served by the Exelon subsidiaries, many of the directors are affiliated with businesses and charities that receive utility services from Exelon’s subsidiaries. Similarly, because Exelon and its subsidiaries make substantial charitable contributions in the communities they serve, many of Exelon’s directors are affiliated with charities that receive contributions from Exelon and its subsidiaries. The board has found that these relationships do not impair the directors’ independence since the amounts are immaterial and no other factors are present.

John A. Canning, Jr.

Mr. Canning serves as the Chairman of the board and a director of a bank that receives funds for Exelon employee savings bonds. Mr. Canning also serves as the director of a company that provides services to Exelon. Mr. Canning serves on the boards of seven charitable or tax-exempt organizations that receive support from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

M. Walter D’Alessio

Mr. D’Alessio is an executive officer of two companies whose common parent company is a customer of ComEd. Mr. D’Alessio also serves as a director of three companies, all of which are customers of PECO and one of which provides services to certain Exelon entities. In addition, Mr. D’Alessio serves on the advisory board of a bank that is a PECO customer and provides some financial services to Exelon. Mr. D’Alessio also serves on the boards of five charitable organizations that receive contributions from Exelon and PECO. All payments were immaterial under the relevant independence criteria.

Nicholas DeBenedictis

Mr. DeBenedictis is an executive officer of a water public utility that is a customer of PECO and ComEd and that provides services to certain PECO facilities. Mr. DeBenedictis also serves as a director of two public companies that are customers of PECO and ComEd; one provides services to Exelon. Mr. DeBenedictis also serves as a director of a company that is a customer of PECO and provides services to PECO. In addition, Mr. DeBenedictis serves on the advisory board of a bank that is a PECO customer and provides some financial services to Exelon. Mr. DeBenedictis also serves on the boards of six charitable or tax-exempt organizations that received contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Bruce DeMars

Admiral DeMars served through May 2008 as a director of a company that has a subsidiary that provides services to Exelon Generation. Admiral DeMars is the Chairman of a tax-exempt organization that has received support from Exelon, and a member, but not an officer or director, of a tax-exempt organization that has received support from Exelon in previous years. All payments were immaterial under the applicable independence criteria.

Nelson A. Diaz

Mr. Diaz is Of Counsel to a law firm that provides legal services to Exelon. Mr. Diaz does not work on any matters relating to Exelon and the board does not consider that Exelon’s relationship with the law firm impairs Mr. Diaz’s independence. In addition, Mr. Diaz serves on the advisory board of a bank that is a PECO customer and has provided some financial services to Exelon. Mr. Diaz also serves on the boards of four charitable or tax-exempt organizations that received contributions from Exelon and PECO. Mr. Diaz’s wife serves on the boards of two charitable organizations that received contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Sue L. Gin

Ms. Gin is the owner of three companies that are customers of ComEd and one is also a customer of Exelon Energy. Ms. Gin owns eight individual residential properties that are customers of ComEd. Ms. Gin also serves on the boards of nine charitable organizations that received contributions from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

Rosemarie B. Greco

Until the end of 2008, Ms. Greco served as executive director of the Governor’s Office of Health Care Reform of the Commonwealth of Pennsylvania. Although Exelon makes tax and other required payments to the Commonwealth of Pennsylvania and the Commonwealth is a PECO customer, none of those payments were made directly to or from the office of which Ms. Greco served as Executive Director. Ms. Greco also serves as a director of three companies that are PECO customers, one of which is also a supplier to Exelon Generation and PECO. In addition, Ms. Greco serves on the board of seven charitable organizations that received contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Dr. Paul L. Joskow

Professor Joskow’s brother is an officer of a subsidiary of a public company that performed services for Exelon in amounts below the threshold for materiality.

Dr. John M. Palms

Dr. Palms is a Distinguished President Emeritus and Distinguished University Professor Emeritus of the University of South Carolina, to which Exelon has made contributions in previous years. He also served on the board of a charitable organization that has received support from Exelon. All payments were immaterial under the applicable independence criteria.

Dr. William C. Richardson

Dr. Richardson is a director of a public company that provides services to Exelon entities. Dr. Richardson served until August 2008 as a director of a public company that was a customer of and provided services to Exelon. Dr. Richardson also serves on the board of two tax-exempt or charitable organizations that received support from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

Thomas J. Ridge

Governor Ridge is a senior advisor to a major accounting firm that occasionally provided non-audit services to Exelon. He also serves on the board of a private company that provides services to Exelon. He also serves on the board of a charitable organization that received support from Exelon. All payments were immaterial under the applicable independence criteria.

John W. Rogers, Jr.

Mr. Rogers is an executive officer of a company that is a customer of ComEd. He also serves as a director of two companies that are ComEd customers; one is also a customer of PECO and Exelon Energy, and one also provides administrative services to Exelon. Mr. Rogers serves on the boards of twelve charitable or tax-exempt organizations that received contributions from Exelon and ComEd. Mr. Rogers’ wife serves on the board of two charitable organizations that received support from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

Stephen D. Steinour

Mr. Steinour is on the board of two charitable or tax-exempt organizations that received support from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Don Thompson

Mr. Thompson is an executive officer of a corporation that is a customer of ComEd, PECO and Exelon Energy. Mr. Thompson and his wife are also on the board of a charitable organization that received support from Exelon and ComEd. All payments were immaterial under the applicable independence criteria. Mr. Thompson’s wife serves on the boards of two other charitable organizations that received immaterial support from Exelon and ComEd.

Related Person Transaction Policy

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariff rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from ComEd or PECO at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

Related Person Transactions in 2008

As required by the policy, the board reviewed all commercial, charitable, civic and other relationships with Exelon in 2008 that were disclosed by directors and executive officers of Exelon, ComEd and PECO, and by executive officers of Exelon Generation. The Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The corporate governance committee and the board reviewed detailed relationship charts showing the relationships, dollar amounts and other aspects of the transactions, as well as an analysis prepared by the Office of Corporate Governance which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The corporate governance committee and the board considered the facts and circumstances of each related person transaction, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimus nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under set, tariffed rates or the price and terms were determined as a result of a competitive bidding process.

All but one of the related person transactions did not require disclosure in this proxy statement because: (1) the related person served only as a director of the affiliated company and therefore did not have a material interest in the transaction; (2) the purchases were from utilities at tariffed rates; (3) the transaction was competitively bid; or (4) the transaction involved the services of a transfer agent or trustee.

There was one transaction subject to disclosure during 2008. McDonald’s Corporation and its subsidiaries purchase both gas and electricity from Exelon in the ordinary course of business. McDonald’s independently-owned and operated franchisees also purchase gas and electricity from Exelon in the ordinary course of business. Purchases made from ComEd and PECO are at tariffed rates and therefore do not require disclosure. Gas purchases made from Exelon Energy are made at market prices based on an independent, publicly available index (the monthly Natural Gas Index). Electricity purchases made from Exelon Energy are made at the fixed price for power in the ComEd Zone as determined by the PJM Interconnection. In 2008, McDonald’s USA procured electricity services from Exelon Energy at market rates in the amount of approximately $3,772,000 and gas services at market rates in the amount of approximately $1,926,000. McDonald’s USA will procure electricity and gas from Exelon Energy under the same agreements in 2009. Director Don Thompson is also President of McDonald’s USA. Director John Rogers is also a director of McDonald’s Corporation, of which McDonald’s USA is a subsidiary.

The corporate governance committee and the Exelon board reviewed the sales at market prices to McDonald’s as related person transactions and concluded that the transactions were in the best interests of Exelon because they involved the sale of electricity and gas in the ordinary course based on an independent, publicly available indices. There was no indication that either of Exelon’s directors were involved in the negotiations of the contracts or had any direct or indirect material interest in the transaction or influence over them. As compared to Exelon’s and McDonald’s overall sales, the transactions are immaterial, individually and in the aggregate.

Compensation of Non-Employee Directors

For their service as directors of the corporation, Exelon’s non-employee directors receive primarily cash and equity compensation. As an employee director, Mr. Rowe receives no additional compensation for service as a director. Admiral Mies is not included in the compensation charts or stock ownership tables because his appointment as a director was effective February 2, 2009.

Fees Earned or Paid in Cash

Non-employee directors receive cash retainers for their service on the board, as chairs of committees, and as members of the audit and generation oversight committees. They also receive cash payments for attending meetings.

In July 2008, the Exelon board voted to increase director compensation to bring it in line with the median compensation of the peer group, which was the same group of companies used to benchmark executive compensation. All directors receive an annual retainer of $50,000 (an increase from the previous value of $45,000). Committee chairs receive an additional $10,000 per year (an increase from the previous value of $7,500). Members of the audit committee and generation oversight committee, including the committee chairs, continue to receive an additional $5,000 per year for their participation on these committees.

Directors receive $2,000 for each meeting of the board or board committee that they attend, whether in person or by means of teleconferencing or video conferencing equipment (an increase from the previous value of $1,500). Directors also receive a $2,000 meeting fee for attending the annual shareholders meeting and the annual strategy retreat.

Stock Awards

To align director’s interests with shareholders, Exelon pays a significant portion of director compensation in the form of deferred stock units. The deferred stock units are not paid out to the directors until they retire from the board, or upon reaching age 72, leaving these amounts at risk during the director’s entire tenure on the board.

In July 2008, the board voted to increase the amount of deferred stock units granted to directors each year from $85,000 to $100,000. Deferred stock units are granted and credited to a notional account maintained on the books of the corporation at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units earn the same dividends available to all holders of Exelon common stock, which are reinvested in the account as additional units.

Deferred Compensation

Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan. Directors and executive officers have one additional fund not available to employees that, through its composition, provides returns that can be in excess of 120% of the Federal long-term rate that is used by the IRS to determine above market returns. However, during 2008, none of the directors had investments in this fund.

Deferred Stock Unit and Deferred Compensation Payout

In June 2007, the board amended both the deferred stock unit plan and the deferred compensation plan to allow directors to elect distributions upon reaching age 72, in addition to age 65, or retirement from the board. The amendment also provided directors an opportunity to elect to take a one-time lump sum distribution from each plan in January 2008. The change was primarily designed to permit directors who had been kept on the board past their normal retirement age after the termination of the PSEG merger agreement to receive distributions at the same time as they would have had they retired as planned.

The following table shows the payouts made from each plan in January 2008 pursuant to elections made by the directors in June 2007. Directors could also elect to receive their stock units in shares of Exelon common stock or have them converted to cash. For purposes of the distribution, stock units were valued at $81.64, the closing price on December 31, 2007 and for those directors with balances in the deferred compensation plan, each individual fund in which they were invested was valued at its December 31, 2007 closing price.

	Number of Deferred Stock Units Converted at Payout	Value of Deferred Stock Unit Received at Payout	Value of Deferred Compensation Received at Payout

M. Walter D’Alessio	28,625	$2,336,973	$—
Nicholas DeBenedictis	3,631	296,447	—
Bruce DeMars	11,800	963,374	—
Sue L. Gin (1)	11,800	963,374	378,653
Rosemarie B. Greco	8,804	718,722	—
John M. Palms	25,039	2,044,220	1,024,035

1.	Ms. Gin elected to receive her stock units as shares of Exelon common stock.

Other Compensation

Non-employee directors receive perquisites relating to the cost of a director’s spouse’s travel, meals, lodging and related activities when the spouses are invited to attend company or industry related events where it is customary and expected that directors attend with their spouses. The cost of such travel, meals and other activities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director’s spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and activities and to reimburse the director for the taxes on the imputed income. In 2008, the incremental cost to the company to provide these perquisites was less than $10,000 per director and the aggregate amount for all directors as a group, a total of 14 directors, was $24,438. The aggregate amount paid to all directors as a group (14 directors) for reimbursement of taxes on imputed income was $22,664. Exelon has a matching gift program available to employees and directors that matches their contributions to educational institutions up to $2,000 per year for employees and $5,000 per year for directors.

Expense Reimbursement

Exelon has a board compensation and expense reimbursement policy under which directors are reimbursed for reasonable travel to and from their primary residence and lodging expenses incurred when attending board and committee meetings or other events on behalf of Exelon, (including director’s orientation or continuing education programs, facility visits or other business related activities for the benefit of Exelon). Under the policy, Exelon will arrange for its corporate aircraft to transport groups of directors, or when necessary, individual directors, to meetings in order to maximize the time available for meetings and discussion.

Compensation of Non-Employee Directors

	Committee Membership	Fees Earned or Paid in Cash		Stock Awards	Change in Pension Value and Nonqualified Compensation Earnings	Total
		Annual Board & Committee Retainers	Board & Committee Meeting Fees

John A. Canning, Jr. (1)	Au, Co	$22,147	$26,000	$41,576	—	$89,723
M. Walter D’Alessio	CG (ch), Co	59,891	59,000	92,500	—	211,391
Nicholas DeBenedictis	CG, EDO (ch), GO	58,798	52,500	92,500	—	203,798
Bruce DeMars	Au, CG, EDO, GO (ch)	66,250	68,000	92,500	—	226,750
Nelson A. Diaz	EDO, GO, RO	52,500	51,000	92,500	—	196,000
Sue L. Gin	Au, CG, RO (ch)	61,250	61,000	92,500	—	214,750
Rosemarie B. Greco	Co (ch), EDO	58,146	45,500	92,500	—	196,146
Paul L. Joskow	Au, EDO, RO	52,500	63,000	92,500	—	208,000
John M. Palms	Au (ch), CG, GO, RO	66,250	70,000	92,500	—	228,750
William C. Richardson	Au, Co, CG, RO	52,500	69,000	92,500	—	214,000
Thomas J. Ridge	EDO	47,500	27,000	92,500	—	167,000
John W. Rogers, Jr.	CG, RO	47,500	42,000	92,500	—	182,000
Stephen D. Steinour	Au, Co, GO	57,500	58,500	92,500	—	208,500
Don Thompson	EDO, GO	52,500	43,500	92,500	—	188,500
Total All Directors		755,232	736,000	1,244,076	—	2,735,308

Committee Membership Key:

Audit = Au, Chairman = Ch, Compensation = Co, Corporate Governance = CG, Energy Delivery Oversight = EDO, Generation Oversight = GO, Risk Oversight = RO

Notes

1.	Mr. Canning was appointed to the board, effective August 1, 2008.

As of December 31, 2008, the directors held the following amounts of deferred Exelon stock units. The units are valued at the closing price of Exelon common stock on December 31, 2008, which was $55.61. Legacy plans include those stock units earned from Exelon’s predecessor companies, PECO Energy Company and Unicom Corporation. For Adm. DeMars and Mr. Rogers, the legacy deferred stock units reflect accrued benefits from the Unicom Directors Retirement Plan (which was terminated in 1997) and the Unicom 1996 Directors Fee Plan (which was terminated in 2000), respectively.

	Year First Elected to the Board	Deferred Stock Units From Legacy Plans	Deferred Stock Units From Exelon Plan	Total Deferred Stock Units	Fair Market Value as of 12/31/2008

		#	#	#	$

John A. Canning (1)	2008		708	708	$39,372
M. Walter D’Alessio	1983		8,734	8,734	485,698
Nicholas DeBenedictis	2002		6,514	6,514	362,244
Bruce DeMars	1996	1,275	1,366	2,641	146,866
Nelson A. Diaz	2004		6,396	6,396	355,682
Sue L. Gin	1993		1,366	1,366	75,963
Rosemarie B. Greco	1998		10,430	10,430	580,012
Paul L. Joskow	2007		1,844	1,844	102,545
John M. Palms	1990		6,514	6,514	362,244
William C. Richardson	2005		4,719	4,719	262,424
Thomas J. Ridge	2005		4,465	4,465	248,299
John W. Rogers, Jr.	1999	3,436	13,515	16,951	942,645
Stephen D. Steinour	2007		2,101	2,101	116,837
Don Thompson	2007		2,101	2,101	116,837
Total All Directors		4,711	70,773	75,484	$4,197,668

1.	Mr. Canning was appointed to the Board effective August 1, 2008.

3. Ownership of Exelon Stock

Stock Ownership Requirements for Directors and Officers

Under Exelon’s Corporate Governance Principles, all directors are required to own within five years after election to the board at least 5,000 shares of Exelon common stock or deferred stock units or share equivalents accrued in the Exelon common stock fund of the directors’ deferred compensation plan. The corporate governance committee utilized an independent compensation consultant who determined that, compared to its peer group, Exelon’s ownership requirement is reasonable.

Officers of Exelon (and its subsidiaries) are required to own certain amounts of Exelon common stock, depending on their seniority, by the later of five years after their employment or promotion to their current position. The objective is to encourage officers to think and act like owners. The ownership guidelines are expressed as both a fixed number of shares and a multiple of annualized base salary to avoid arbitrary changes to the ownership requirements that could arise from ordinary course volatility in the market price for Exelon’s shares. The minimum stock ownership targets by level are the lesser of the fixed number of shares or the multiple of annualized base salary. The number of shares was determined by taking the following multiples of the officer’s base salary as of the latest of September 30, 2008 or the date of hire or promotion: (1) Chairman and CEO, five times base salary; (2) executive vice presidents, three times base salary; (3) presidents and senior vice presidents, two times base salary; and (4) vice presidents and other executives, one times base salary. Ownership is measured by valuing an executive’s holdings using the 60-day average price of Exelon common stock as of the appropriate date. Shares held outright, earned non-vested performance shares, and deferred shares count toward the ownership guidelines; unvested restricted stock and stock options do not count for this purpose. In 2007 the compensation committee terminated the stock ownership requirements for ComEd officers (including Mr. Clark) in light of the continuing efforts to recognize ComEd’s independence and the compensation committee’s recommendation that ComEd officers participate in a separate cash-based long-term incentive program instead of receiving Exelon performance shares. As of December 31, 2008, the named executive officers (“NEOs”) held the following amounts of stock relative to the applicable guidelines:

Name	Ownership Multiple	Ownership Guideline in Shares	Share or Share Equivalents Owned	Ownership As a Percent of Guideline

John W. Rowe	5X	101,089	437,323	433%
Matthew F. Hilzinger	2X	10,000	26,162	262%
Christopher M. Crane	3X	21,868	97,461	446%
Ian P. McLean	3X	22,165	93,992	424%
Frank Clark	—	—	—	—

Beneficial Ownership Table

The following table shows the ownership of Exelon common stock as of December 31, 2008 or by each director, each NEO in the Summary Compensation Table, and for all directors and executive officers as a group.

	Beneficially Owned Shares	Shares Held in Company Plans	Vested Stock Options and Options that Vest Within 60 days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock	Total Share Interest
		Note (1)			Note (2)

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]

Directors
John A. Canning, Jr.	5,000	708	—	5,708	839	6,547
M. Walter D’Alessio	11,847	8,734	—	20,581	—	20,581
Nicholas DeBenedictis	—	6,514	—	6,514	—	6,514
Bruce DeMars	11,498	1,366	—	12,864	—	12,864
Nelson A. Diaz	1,500	6,396	—	7,896	1,868	9,764
Sue L. Gin	44,043	1,366	—	45,409	1,829	47,238
Rosemarie B. Greco	2,000	10,430	—	12,430	9,243	21,673
Paul L. Joskow	2,000	1,844	—	3,844	2,300	6,144
John M. Palms	—	6,514	—	6,514	—	6,514
William C. Richardson	1,291	4,719	—	6,010	—	6,010
Thomas J. Ridge	—	4,465	—	4,465	2,147	6,612
John W. Rogers, Jr.	11,374	16,951	—	28,325	8,533	36,858
Stephen D. Steinour (3)	—	2,101	—	2,101	2,618	4,719
Don Thompson (3)	—	2,101	—	2,101	1,664	3,765

Named Officers
John W. Rowe	301,915	6,169	332,500	640,584	129,239	769,823
Matthew F. Hilzinger	2,801	23,139	34,375	60,315	222	60,537
John F. Young (4)	—	—	—	—	—	—
Christopher M. Crane	18,657	50,000	71,000	139,657	28,804	168,461
Ian P. McLean	46,972	15,010	414,038	476,020	32,010	508,030
Frank Clark	26,451	5,000	58,500	89,951	9,996	99,947
Total
Directors & Executive Officers as a group, 25 people (5)	589,762	254,572	1,261,913	2,106,247	323,056	2,429,303

1.	The shares listed under Shares Held in Company Plans, Column [B], include deferred stock units, restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.

2.	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include unvested performance shares that may be settled in cash or stock depending on where the named officer stands with respect to their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

3.	Messrs. Steinour and Thompson were elected to the board in April 2007 and have until April 2012 to achieve their stock ownership requirement of 5,000 shares.

4.	Mr. Young resigned effective January 29, 2008.

5.	Beneficial ownership, shown in Column [A], of each director and officer, and of the directors and executive officers as a group, represents less than 1% of the outstanding shares of Exelon common stock. Total includes share holdings from all directors and NEOs, as well as those executive officers listed in Item 1, Executive Officers of the Registrants, who are not NEOs for purposes of compensation disclosure.

Other Significant Owners of Exelon Stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13G filed by each owner with the SEC.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Capital World Investors 333 South Hope Street Los Angeles, California 90071	32,994,000	5%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	39,237,320	6%

Capital World Investors and Capital Research Global Investors are each divisions of Capital Research and Management Company. Capital World Investors disclosed in its Schedule 13G that it disclaims beneficial ownership of all shares and it has sole voting power over 734,000 shares and sole dispositive power over all shares. Capital Research Global Investors disclosed in its Schedule 13G that it disclaims beneficial ownership of all shares and it has sole voting power over 25,451,720 shares and sole dispositive power over all shares.

Stock Performance Chart

The performance graph below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in Exelon Corporation common stock, as compared with the S&P 500 Stock Index and the S&P Utility Index for the period 2003 through 2008.

The performance chart assumes $100 invested on December 31, 2003 in Exelon Corporation common stock, in the S&P 500 Stock Index and in the S&P Utility Index, and that all dividends are reinvested.

	Value of Investment at December 31,

	LEGEND	2003	2004	2005	2006	2007	2008

Exelon Corporation		$100.00	$137.35	$170.89	$204.60	$276.34	$193.78
S&P 500		$100.00	$110.84	$116.27	$134.60	$141.98	$89.53
S&P Utilities		$100.00	$124.24	$144.88	$175.26	$209.14	$148.64

Source: Bloomberg

4. Compensation Discussion and Analysis

Objectives of the Compensation Program

The compensation committee has designed Exelon’s executive compensation program to attract and retain outstanding executives. The compensation programs are designed to motivate and reward senior management for achieving financial, operational and strategic success consistent with Exelon’s goal of being the best group of electric generation and electric and gas delivery companies in the country, thereby building value for shareholders. Exelon’s compensation program has three principles, as described below:

1. A Substantial Portion Of Compensation Should Be Performance-Based

The compensation committee has adopted a pay-for-performance philosophy, which places an emphasis on pay-at-risk. Exelon’s compensation program is designed to reward superior performance, that is, meeting or exceeding financial and operational goals set by the compensation committee. When excellent performance is achieved, pay will increase. Failure to achieve the target goals established by the compensation committee will result in lower pay. There are pay-for-performance features in both cash and equity-based compensation. The NEOs listed in the Summary Compensation Table participate in an annual incentive plan that provides cash compensation based on the achievement of performance goals established each year by the compensation committee. A substantial portion of each NEO’s equity-based compensation is in the form of performance share units that are paid to the extent that longer-range performance goals set by the compensation committee are met, with the balance delivered in stock options that have value only to the extent that Exelon’s stock price increases following the option grant date. As a result of the performance-based features of his cash and equity-based compensation, 82% of Mr. Rowe’s 2008 target total direct compensation (base salary plus annual and long-term incentive compensation) was at-risk. Similarly, of the other NEOs’ 2008 target total direct compensation, approximately 51% to 73% was at-risk.

Recoupment Policy

Consistent with the pay-for-performance policy, in May 2007 the board of directors adopted a recoupment policy as part of Exelon’s corporate governance principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

■	the executive officer engaged in fraud or intentional misconduct;

■	as a result of which Exelon was required to materially restate its financial results;

■	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

■	recoupment is not precluded by applicable law or employment agreements; and

■	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

2. A Substantial Portion Of Compensation Should Be Granted As Equity-Based Awards

The compensation committee believes that a substantial portion of compensation should be in the form of equity-based awards in order to align the interests of the NEOs with Exelon’s shareholders. The objective is to make the NEOs think and act like owners. Equity-based compensation is in the form of performance share units, stock options, and restricted stock units that are valued in relation to Exelon’s common stock, and they gain value in relation to the market price of Exelon’s stock or Exelon’s total shareholder return in comparison to other energy services companies and/or general industry. Conversely, when the market price of Exelon’s stock decreases, the value of the equity compensation decreases. The NEOs have been affected by the decline in the market value of Exelon’s stock price in 2008 in three ways. First, the stock options awarded in 2008, 2007 and 2006 are not “in the money.” Second, the target number of performance shares for the 2006–2008 performance period was based on the January 2008 stock price of approximately $73, while the shares awarded in January 2009 were worth approximately $56. As a result, while Exelon’s total shareholder return performance was at 200% of target, as described below, the value of the shares paid out was only about 153% of the target value. Third, the value of the accumulated equity that the NEOs retained from prior compensation declined.

3. Exelon’s Compensation Program Should Enable The Company To Compete For And Retain Outstanding Executive Talent

Exelon’s shareholders are best served when we can successfully recruit and retain talented executives with compensation that is competitive and fair. The compensation committee strives to deliver total direct compensation generally at the median (the 50th percentile), which is deemed to be the competitive level of pay of executives in comparable positions at certain peer companies with which we compete for executive talent. If Exelon’s performance is at target, the compensation will be targeted at the 50th percentile; if Exelon’s performance is above target, the compensation will be targeted above the 50th percentile, and if performance is below target, the compensation will be targeted below the 50th percentile. This concept reinforces the pay-for-performance philosophy.

Each year the compensation committee commissions its consultant to prepare a study to benchmark total direct compensation against a peer group of companies. The study includes an assessment of competitive compensation levels at high-performing energy services companies and other large, capital asset-intensive companies in general industry, since the company competes for executive talent with companies in both groups. All competitive data was aged to January 2008 using a 3.75% annual update factor. The study indicated that a steady state was appropriate, with an average of 4% increases to base salaries and relatively unchanged targets for annual and long-term incentives, and that no changes were needed for the long-term incentive mix and design. The consultant considered Exelon’s organizational changes to determine how Exelon’s positions compared with positions at its peers by establishing a benchmark match for each Exelon executive in the competitive market, where available, and reviewed each element of compensation as well as total direct compensation.

The peer group criteria include having revenue similar to Exelon’s, market capitalization generally greater than $5 billion, and a balance of industry segments. The members of the peer group are reviewed each year to determine whether their inclusion continues to be appropriate. Generally the peer group is comprised of 24 companies: 12 general industry companies and 12 energy services companies. The companies were selected by the compensation committee from the Towers Perrin Energy Services Industry Executive Compensation Database and their Executive Compensation Database. The peer group was the same in 2008 as it was in 2007 and 2006, except that for 2008 Bell South, which was acquired by AT&T in late 2006, was replaced by Hess Corporation because it met the criteria with revenues similar to Exelon’s and is a domestic, asset-intensive company similar in size to Exelon. The peer group includes the following companies:

General Industry Companies	Energy Services Companies

3M	American Electric Power
Abbott Laboratories	Centerpoint Energy
Caterpillar Inc.	Dominion Resources, Inc.
General Mills Inc.	Duke Energy Corp.
Hess Corporation	Edison International
Honeywell International	Entergy Corp.
International Paper	FirstEnergy
Johnson Controls Inc.	PG&E Corp.
PepsiCo Inc.	Public Service Enterprise Group Inc.
PPG Industries, Inc.	Southern Co.
Union Pacific Corp.	TXU Corp.*
Weyerhaeuser Company	Xcel Energy, Inc.

*	Included prior to privatization in 2008.

The compensation committee generally applies the same policies with respect to the compensation of each of the individual NEOs. The compensation committee carefully considers the roles and responsibilities of each NEO relative to the peer group, as well as the individual’s performance and contribution to the performance of the business in establishing the compensation opportunity for each NEO. The differences in the amounts of compensation awarded to the NEOs reflect primarily two factors, the differences in the compensation paid to officers in comparable positions in the peer group and differences in the individual responsibility and experience of the Exelon officers. Time in position affects where individuals are relative to market percentiles, with cash compensation generally at the median and incentive compensation slightly above the median. The nuclear organization’s pay is generally closer to the 75th percentile given the size and quality of Exelon’s nuclear fleet, and certain positions are at the 75th percentile because of unusual expertise in regulatory or nuclear matters. The delivery company presidents were evaluated as a blend of top energy delivery executives and freestanding CEOs, given the amount of independence they have. Mr. Rowe’s target compensation was based on the same factors as the other NEOs, but his compensation reflected a greater degree of policy and decision-making authority and a higher level of responsibility with respect to strategic direction and financial and operating results of Exelon. His target compensation was assessed relative to other CEOs in the peer group. Mr. Rowe’s compensation also reflects the fact that Exelon has the largest market capitalization in the industry and that Exelon has the largest nuclear fleet in the industry. It also reflects that Mr. Rowe is the senior CEO in the industry.

The Role Of Individual Performance In Setting Compensation

While the consideration of benchmarking data to ensure that Exelon’s compensation is competitive is a critical component of compensation decisions, individual performance is factored into the setting of compensation in three ways:

■	First, base salary adjustments are based on an assessment of the individual’s performance in the preceding year as well as a comparison with market data for comparable positions in the peer group.

■

Second, annual incentive targets are based on the individual’s role in the enterprise — the most senior officers with responsibilities that span specific business units or functions have a target based on earnings per share for the company as a whole, while individuals with specific functional or business unit responsibilities have a significant portion of their targets based on the performance of that functional or business unit.

■

Third, consideration is given as to whether an individual performance multiplier would be appropriately applied to the individual’s annual incentive plan award, based on the individual’s performance. The individual performance multiplier can result in a decision not to make an award or to decrease the amount of the award or to increase the amount of the award by up to 10% so long as the adjusted award does not exceed the maximum amount that could be paid to the executive based on achievement of the objective performance criteria applicable under the plan.

Elements of Compensation

This section is an overview of our compensation program for NEOs. It describes the various elements and discusses matters relating to those items, including why the compensation committee chooses to include items in the compensation program. The next section describes how 2008 compensation was determined and awarded to the NEOs.

Exelon’s executive compensation program is comprised of four elements: base salary; annual incentives; long-term incentives; and other benefits.

Cash compensation is comprised of base salary and annual incentives. Equity compensation is delivered through long-term incentives. Together, these elements are designed to balance short-term and longer-range business objectives and to align NEOs’ financial rewards with shareholders’ interests. Approximately 37% to 67% of NEOs’ total target direct compensation is delivered in the form of cash. Equity compensation accounts for approximately 33% to 63% of NEO total target direct compensation. The range in the mix of cash and equity compensation is consistent with competitive compensation practices among companies in the peer group. The compensation committee believes that this mix of cash and equity compensation strikes the right balance of incentives to pursue specific short and long-term performance goals that drive shareholder value.

1. Base Salary

Exelon’s compensation program for NEOs is designed so that approximately 18% to 49% of NEO total direct compensation is in the form of base salary, consistent with practices at the companies in the peer group.

2. Annual Incentives

Annual incentive compensation is designed to provide incentives for achieving short-term financial and operational goals for the company as a whole, and for subsidiaries, individual business units and operating groups, as appropriate. Under the annual incentive program, cash awards are made to NEOs and other employees if, and only to the extent that, performance conditions set by the compensation committee are met. The amount of the annual incentive target opportunity is expressed as a percentage of the officer’s or employee’s base salary. Actual awards are determined using the base salary at the end of the year. “Threshold,” “Target” and “Distinguished” (i.e., maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance, for a payout of 50% of target. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout, and is capped at 200% of target. Awards are interpolated to the extent performance falls between the threshold, target and distinguished levels.

3. Long-term Incentives

Long-term incentives are made available to executives and key management employees who affect the long-term success of Exelon. The long-term incentive compensation programs are primarily equity-based and designed to provide incentives and rewards closely related to the interests of Exelon’s shareholders, generally as measured by the performance of Exelon’s total shareholder return and stock price appreciation.

A portion of the long-term incentive compensation is in the form of performance share units that are awarded only to the extent that performance conditions established by the compensation committee are met. The balance of long-term incentive compensation is in the form of time-vested stock options that provide value only if, and to the extent that, the market price of Exelon’s common stock increases following the grant. The use of both forms of long-term incentives is consistent with the practices in our peer group. The mix of long-term incentives depends on the compensation committee’s assessment of competitive compensation practices of companies in the peer group.

In 2007, consistent with the continuing efforts to recognize ComEd’s independence, the compensation committee recommended, and the ComEd board adopted, a separate long-term incentive program for ComEd’s executives for the period 2007–2009. The goals under the ComEd long-term incentive program are the achievement of ComEd financial, operational, and regulatory/legislative goals. Payments under this plan are made in cash, and are awarded annually by the ComEd board based on the assessment of performance during the year. Other features of the program are similar to the Exelon performance share award program, including the payout of awards ranging from 0-200% of target and vesting over three years.

Stock Options

Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded is determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the compensation committee using a Black-Scholes valuation formula. Options vest in equal annual installments over a four-year period and have a term of ten years. Time vesting adds a retention element to our stock option program. Stock option repricing is prohibited by policy or the terms of the company’s long-term incentive plans. Accordingly, no options have been repriced. Stock option awards are generally granted annually at the regularly scheduled January compensation committee meeting when the committee reviews results for the preceding year and establishes the compensation program for the coming year. Only one off-cycle grant of stock options was made in 2008. All grants to the NEOs must be approved by the full board of directors, which acts after receiving a recommendation from the compensation committee, except grants to Mr. Rowe, which must be approved by the independent directors, who act after receiving recommendation from the compensation committee.

Performance Share Units

The compensation committee established a performance share unit award program based on total shareholder return for Exelon as compared to the companies in the Standard & Poor’s 500 Index and the Dow Jones Utility Index for a three-year period. The threshold, target and distinguished goals for performance unit share awards are established on the grant date (generally the date of the first compensation committee meeting in the fiscal year). The actual performance against the goals and the number of performance unit share awards are established on the award date (generally the date of the first compensation committee meeting after the completion of the fiscal year). The first third of the awarded performance shares vests upon the award date, with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years. The vesting schedule is designed to add a retention factor to the program. The form of payment provides for payment in Exelon common stock to executives with lower levels of stock ownership, with increasing portions of the payments being made in cash as executives’ stock ownership levels increase in excess of the ownership guidelines. If an executive achieves 125% or more of the applicable ownership target, performance shares will be paid half in cash and half in stock. If executive vice presidents and above achieve 200% or more of their applicable stock ownership target, their performance shares will be paid entirely in cash. This payment structure serves to deliver the long-term compensation in cash where the executive has substantially greater than the required stock ownership and provides the executive with liquidity and the opportunity for diversification.

Restricted Stock & Restricted Stock Units

In limited cases, the compensation committee has determined that it is necessary to grant restricted shares of Exelon common stock or restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates, and in some cases may incorporate performance criteria as well as time-based vesting.

Executive Stock Ownership And Trading Requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock by the later of five years after their employment or promotion to their current position. However, in 2007 the compensation committee terminated the stock ownership requirements for ComEd officers in light of the continuing efforts to recognize ComEd’s independence and the compensation committee’s recommendation that ComEd officers participate in a separate cash-based long-term incentive program instead of receiving Exelon performance shares.

Exelon has adopted a policy requiring officers, executive vice presidents and above, who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Section 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information that could damage the reputation of the company. Many of the NEOs have such plans, and their exercises during 2008 are reflected in the “Option Exercises and Stock Vested” table below. Exelon’s stock trading policy does not permit short sales or hedging.

4. Other Benefits

Other benefits offered by Exelon include such things as qualified and non-qualified deferred compensation programs, post-termination compensation, retirement benefit plans and perquisites. The company also provides other benefits such as medical and dental coverage and life insurance to each NEO to generally the same extent as such benefits are provided to other Exelon employees, except that executives pay a higher percentage of their total medical premium. These benefits are intended to make our executives more efficient and effective and provide for their health, well-being and retirement planning needs. The compensation committee reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our shareholders.

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Deferred Compensation Plan is a non-qualified plan that permits executives and key managers to defer contributions that would be made to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plan permits employees to do so, and allows the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plan to enable management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS for purposes of Federal tax policy.

The Stock Deferral Plan is a non-qualified plan that permitted executives to defer performance share units prior to 2007.

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The amendments cease future compensation deferrals for the Stock Deferral Plan and Deferred Compensation Plan other than the excess Employee Savings Plan contribution deferrals. For more information about the amendments, please see “Nonqualified Deferred Compensation.”

Change in Control and Severance Benefits

The compensation committee believes that change in control employment agreements and severance benefits are an important part of Exelon’s compensation structure for NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of the NEOs to continue to work in the best interests of shareholders, notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these agreements and the Exelon Corporation Senior Management Severance Plan are important as recruitment and retention devices, as all or nearly all of the companies with which Exelon competes for executive talent have similar protections in place for their senior leadership.

Exelon’s Change in Control and Severance Benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the executive committee and select senior vice presidents other than the CEO. In 2003, the compensation committee reviewed the terms of the Senior Management Severance Plan and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason,” clarified the definition of “cause,” and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive.

In 2007, the compensation committee adopted a policy limiting the amount of future severance benefits to be paid to NEOs under future arrangements without shareholder approval to 2.99 times salary plus annual incentive. This policy clarifies that severance benefits include cash severance payments and other post-employment benefits and perquisites, but do not include:

■	Amounts earned in the ordinary course of employment rather than upon termination, such as pension benefits and retiree medical benefits;

■	Amounts payable under plans approved by shareholders;

■	Amounts available to one or more classes of employees other than the NEOs;

■

Excise tax gross-up payments, but only if the compensation includable in determining whether excise taxes apply exceed 110% of the threshold amount; otherwise the NEO’s benefits are reduced so that no excise tax is imposed; and

■	Amounts that may be required by existing agreements that have not been materially modified, Exelon’s indemnification obligations or the reasonable terms of a settlement agreement.

In April 2008, the compensation committee reviewed the level of non-change in control severance benefits provided to senior vice presidents. These benefits had varied over time as the corporate organization evolved from 1.25 to 2 times annual salary and incentive. The compensation consultant reported that 1.5 times annual salary and incentive was more appropriate and consistent with competitive practices. The compensation committee determined that non-change in control severance benefits for senior vice presidents would be reset at 1.5 times annual salary and bonus, provided that those senior vice presidents with such benefits at 2 times annual salary and bonus would be grandfathered at that level. In December 2008, the individual change in control employment agreements provided to the NEOs (other than the CEO) and certain other executives were amended to comply with section 409A of the Internal Revenue Code, which requires that certain payments of deferred compensation be paid not earlier than six months following a termination of employment. In addition, the severance multiple available to executives who entered into such agreements prior to 2007 was reduced from 3.0 to 2.99 times base salary and annual incentive, consistent with the 2007 compensation committee policy described immediately above, and the board’s recoupment policy was incorporated.

Retirement Benefit Plans

The compensation committee believes that retirement benefit plans are an important part of the NEO compensation program. These plans serve a critically important role in the retention of senior executives, as retirement benefits increase for each year that these executives remain employed. The plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders. Exelon sponsors both qualified traditional defined benefit and cash balance defined benefit pension plans and related non-qualified supplemental pension plans (the “SERPs”).

Exelon previously granted additional years of credited service under the SERP to a few executives in order to recruit or retain them. As of January 1, 2004, Exelon ceased the practice of granting additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits available under employment, change in control or severance agreements or arrangements (or any successor arrangements) in effect as of January 1, 2004 were not affected by this policy. To attract a new executive, Exelon is permitted to grant additional years of service under the SERP related to its cash balance pension plan to make the executive whole for retirement benefits lost from another employer by joining Exelon, provided such a grant is disclosed to shareholders. To date, Exelon has not made any such grant.

Perquisites

Exelon provides limited perquisites intended to serve specific business needs for the benefit of Exelon; however, it is understood that some may be used for personal reasons as well. When perquisites are utilized for personal reasons, the cost or value is imputed to the officer as income and the officer is responsible for all applicable taxes; however, in certain cases, the personal benefit is closely associated with the business purpose in which case the company may reimburse the officer for the taxes due on the imputed income. In 2005, the compensation consultant reviewed Exelon’s perquisites program. Although specific data for Exelon’s peer group was not available, the compensation consultant based its analysis on survey data for large energy and general industry companies. The compensation consultant found that Exelon’s perquisite program was competitive. The compensation committee reviewed the costs of the perquisite program and determined the costs to be appropriate for a company of Exelon’s size.

Anticipating an emerging trend among the peer group to curtail perquisite programs in the future, on January 22, 2007 the compensation committee approved the phase-out of many executive perquisites, effective January 1, 2008. The eliminated perquisites included: leased vehicles (existing leases allowed to expire), financial and estate planning, tax preparation and health and dining/airline club memberships. The phase-out approach included a one-time transition payment in January 2008. The amounts of the transition payments are reflected in the column headed “All Other Compensation” in the Summary Compensation Table and are detailed in the table headed “Perquisites” that follows that table. Mr. Rowe did not receive a transition payment. Exelon continues to provide executive physicals, parking in downtown Chicago, supplemental long-term disability insurance and executive life insurance for those with existing policies. Exelon provides Mr. Rowe with 60 hours of personal travel per year on the corporate aircraft and car and driver services because of the time commitments his position requires.

How the Amount of 2008 Compensation Was Determined

This section describes how 2008 compensation was determined and awarded to the NEOs.

The independent directors of the Exelon board, on the recommendations of the Exelon corporate governance committee, conducted a thorough review of Mr. Rowe’s performance in 2008. The review considered performance requirements in the areas of finance and operations, strategic planning and implementation, succession planning and organizational goals, communications and external relations, board relations, leadership, and shareholder relations. Mr. Rowe prepared a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The Exelon board considered the financial highlights of the year and a strategy scorecard that assessed performance against the company’s vision and goals. The factors considered included:

1)	goals with respect to protecting the current value of Exelon, including:

■	delivering superior operating performance in terms of safety, reliability, efficiency, and the environment;

■	supporting competitive markets;

■	protecting the value of our generation assets; and

■	building healthy, self-sustaining delivery companies,

as well as:

2)	goals relating to growing long-term value, including:

■	organizational improvement;

■	advancing an environmental strategy that sets the industry standard for low carbon energy generation and delivery; and

■	rigorously evaluating new growth opportunities.

The Exelon board considered, in particular, outage frequency at the energy delivery companies, the high average capacity factor of the nuclear generating plants, above target results in operating earnings, notwithstanding the current economic turmoil, and improvements in safety and environmental performance, as well as challenges such as the decline in the value of the pension and nuclear decommissioning funds and increased bad debt expenses. The board also considered 2008 progress in advancing longer-term goals, including the formulation of Exelon’s low-carbon strategy and diversity and inclusion strategy, leadership in addressing regulatory issues, and progress toward building value through disciplined financial management.

How Base Salary Was Determined

At its January 28, 2008 meeting, the compensation committee considered organizational changes recommended by the corporate governance committee, subject to approval by the board of directors, which was obtained on January 29, 2008. These changes included promoting Mr. McLean to Executive Vice President, Finance and Markets and Mr. Hilzinger to Senior Vice President and Chief Financial Officer, both effective as of January 29, 2008. The compensation committee reviewed base salary data for the other NEOs listed in the Summary Compensation Table as compared to compensation data at the 50th and 75th percentile of the peer group. Based on this review and their individual performance reviews, including the review of Mr. Rowe’s performance by the corporate governance committee and the independent directors, most of the NEOs received base salary increases effective as of March 1, 2008 that were in line with the average 4% increase that the consultant reported was competitive. Because Messrs. Crane and Clark received significant base salary increases in September 2007, they did not receive base salary increases effective March 1, 2008.

In July 2008, the compensation committee recommended, and the board of directors approved, base salary increases for certain NEOs in the nuclear and finance areas as well as the CEOs of ComEd and PECO. These increases were based on the compensation committee’s determination that the compensation for these officers was not competitive, as evidenced by specific examples of Exelon Nuclear officers who were being recruited by other nuclear generating and engineering companies and by the resignation of several senior financial officers who left Exelon to pursue opportunities at other companies, as well as the leadership being demonstrated by the ComEd and PECO CEOs in the face of significant challenges. These base salary adjustments were effective as of August 1, 2008. In addition, Mr. Crane received a further increase in pay effective as of September 23, 2008, in connection with his promotion to President and Chief Operating Officer of Exelon and President of Generation. The amounts of base pay, percentages of increase, and effective dates of base salary increases are set forth in the following table.

Name	Base Salary	Percent Increase	Effective Date

Rowe	$1,430,000	4.0%	3/1/2008
Hilzinger	380,000	15.9%	1/29/2008
Hilzinger	425,000	11.8%	8/1/2008
Crane	700,000	16.7%	8/1/2008
Crane	800,000	14.3%	9/23/2008
McLean	570,000	21.3%	1/29/2008
McLean	625,000	9.6%	8/1/2008
Clark	550,000	7.8%	8/1/2008

How 2008 Annual Incentives Were Determined

For 2008, the annual incentive payments to Mr. Rowe and each of nine other senior executives were funded by a notional incentive pool established by the Exelon compensation committee under the Annual Incentive Plan for Senior Executives, a shareholder-approved plan, which is intended to comply with Section 162(m). The incentive pool was funded with 1.5% of Exelon’s 2008 operating income, the same percentage used in 2007 and 2006, but was not fully distributed to participants because the committee decided on substantially lesser awards.

Annual incentive payments for 2008 to Messrs. Rowe and McLean were made from the portion of the incentive pool available to fund awards for each of them based on the company’s operating earnings per share, adjusted for non-operating charges and other one-time, unusual and non-recurring items.

For executives with general corporate responsibilities, the goal was adjusted (non-GAAP) operating earnings per share so that they would focus their efforts on overall corporate performance. The earnings per share goal ranges were set to be like the forecast earnings ranges, with the annual incentive plan target slightly higher than the financial plan target. This goal was thought to be a stretch, but attainable. In accordance with the design of the annual incentive program, the compensation committee reviewed 2008 earnings and decided not to include the effects of significant one-time charges or credits that are not normally associated with ongoing operations and mark-to-market adjustments from economic hedging activities in adjusting earnings for purposes of making awards under the annual incentive plan. The adjusted earnings are consistent with the adjusted (non-GAAP) operating earnings that Exelon reports in its quarterly earnings releases. For 2008, the adjustments included:

■	the cost of Illinois rate relief associated with the legislative settlement and a settlement with the City of Chicago;

■	unrealized gains and losses on mark-to-market adjustments;

■	a reduction in estimated decommissioning costs; and

■	the positive effect of adjustments relating to sales of businesses.

2008 annual incentive payments for other NEOs with specific business unit responsibilities were based upon a combination of adjusted (non-GAAP) operating earnings per share (so that they would focus on overall corporate performance) and business unit financial and/or operating measures, depending on the nature of their responsibilities (so they would focus on the performance of their business unit). Under the terms of the plan, the business unit financial measures are adjusted from GAAP measures. For ComEd executive officers, adjusted (non-GAAP) operating earnings of Exelon were not a goal, consistent with the continuing efforts to recognize ComEd’s independence as described above. ComEd’s goals included other financial and operational goals. The ComEd net income goals were reduced from 50% in 2007 to 25% for 2008 and their reliability, safety and customer satisfaction goals were increased from 25% in 2007 to 50% in 2008 so that their goals would be more similar to the goals for other ComEd employees. The following table summarizes the goals and weights applicable to the NEOs for 2008:

Name	Adjusted Operating Earnings Per Share	Adjusted Generation Net Income	Adjusted Business Services Company (“BSC”) Total Cost	Adjusted ComEd Net Income	Adjusted ComEd Total Cost	ComEd Reliability, Safety & Customer Satisfaction Measures

Rowe	100%	0%	0%	0%	0%	0%
Clark	0%	0%	0%	25%	25%	50%
Hilzinger	75%	0%	25%	0%	0%	0%
Crane	75%	25%	0%	0%	0%	0%
McLean	100%	0%	0%	0%	0%	0%

The following table describes the performance scale and result for the 2008 goals:

2008 Goals	Threshold	Target	Distinguished	2008 Results	Payout as a Percentage of Target

Adjusted (non-GAAP) Operating Earnings Per Share (EPS)	3.65	4.15	4.45	4.20	116.67%
Adjusted Generation Net Income ($M)	2,006	2,156	2,256	2,291.9	200.00%
Adjusted BSC Total Cost ($M)	638.1	607.7	589.5	580.83	200.00%
Adjusted ComEd Net Income ($M)	220	237	260	241.82	121.53%
Adjusted ComEd Total Cost ($M)	1,681	1,601	1,552	1,602.38	98.83%
ComEd Reliability Measure — CAIDI (minutes per outage)	114	95	87	116	0.00%
ComEd Reliability Measure — SAIFI (outages per customer)	1.35	1.21	1.17	1.13	200.00%
ComEd Safety Measure — OSHA Recordable Rate	1.54	1.21	1.15	1.10	200.00%
ComEd Customer Satisfaction (weighted combined score of residential, small commercial & industrial and large commercial & industrial customers)	75	77	79	79.20	200.00%

In making annual incentive awards, the compensation committee has the discretion to reduce or not pay awards even if the targets are met.

The 2008 annual incentive program included the following shareholder protection features (“SPF”):

■	If target earnings per share are not achieved, then operating company/business unit key performance indicator payments are limited to actual performance, not to exceed 100% of the target payout.

■

If earnings per share are greater than or equal to target, but less than 150% of target, then the operating company/business unit key performance indicator payments are limited to 150% of target payout.

■	If earnings per share are greater than or equal to 150% of target, operating company/business unit key performance indicators are based on actual performance.

As a result of 2008 earnings being at 116.67% of target, the operating company/business unit key performance indicators were limited to actual performance, not to exceed 150% of target. The effect of these SPF reductions is shown in the table below.

With respect to the NEOs in the table below, individual performance multipliers (IPM) were approved and recommended by the compensation committee based upon assessments of NEO performance and input from the CEO. Under the terms of the Annual Incentive Program, the individual performance multiplier is used to adjust awards from minus 50% to plus 10% subject to the maximum 200% of target opportunity and the amounts available under the incentive pool.

The compensation committee also took into account the result in the ComEd rate case, which was viewed as favorable even though ComEd did not receive as much of a rate increase as it had requested. Accordingly, the compensation committee provided relief to Mr. Clark on the operating net income goal for the asset write-off resulting from the rate case. Based on the performance against the goals shown in the tables above, and taking into account the reductions resulting from the shareholder protection features and the adjustments discussed above, the compensation committee recommended and the Exelon or the ComEd board of directors, as the case may be (or in the case of Mr. Rowe, the independent directors) approved the following awards for the NEOs:

	Payout as a % of Target (pre-SPF)	Payout $ (pre-SPF)	SPF Reduction $	Payout as a % of Target (post-SPF & pre-IPM)	Payout $ (post-SPF & pre-IPM)	IPM %	Payout $ (post-SPF & post-IPM)

Rowe	116.7%	$1,835,166	$0	116.7%	$1,835,166	100%	$1,835,166
Hilzinger	137.5	350,625	(31,875)	125.0	318,750	100	318,750
Crane	137.5	825,000	(75,000)	125.0	750,000	100	750,000
McLean	116.7	510,416	0	116.7	510,416	100	510,416
Clark	120.1	495,371	0	120.1	495,371	100	495,371

How Long-Term Incentives Were Determined

The compensation committee reviewed the amount of long-term compensation paid in the peer group for positions comparable to the positions held by the NEOs and then applied a ratio of stock options to performance shares in order to determine the target long-term equity incentives for each NEO, using Black-Scholes valuation for stock options and a 90 day weighted-average price for the preceding quarter to value performance shares. Stock option grants for 2008 were all at the targeted amounts. The actual amounts of performance shares awarded to the NEOs depended on the extent to which the performance measures were achieved.

Stock Option Awards

The company granted non-qualified stock options to the Exelon Corporation senior officers, including the NEOs, but excluding Mr. Clark, on January 28, 2008. These options were awarded at an exercise price of $73.29, which was the closing price on the January 28, 2008 grant date. The stock option awards were all at target levels. The size of the awards granted in 2008 was smaller than in 2007, reflecting the increase in the price of Exelon’s stock on the grant date in 2008 as compared to the price on the grant date in 2007.

Exelon Performance Share Unit Awards

The 2008 Long-Term Performance Share Unit Award Program was based on two measures, Exelon’s three-year Total Shareholder Return (“TSR”), compounded monthly, as compared to the TSR for the companies listed in the Dow Jones Utility Index (60% of the award), and Exelon’s three-year TSR, as compared to the companies in the Standard and Poor’s 500 Index (40% of the award). This structure was consistent with the structure used in the 2007 program.

Payouts are determined based on the following scale: the threshold TSR Position Ranking, for a 50% of target payout, was the 25th percentile; the target, for a 100% payout, was 50th percentile; and distinguished, for a 200% payout, was the 75th percentile, with payouts interpolated for performance falling between the threshold, target, and distinguished levels.

Exelon exceeded target performance levels with respect to both TSR measures. For the performance period of January 1, 2006 through December 31, 2008, Exelon’s relative ranking of TSR as compared to the Dow Jones Utility Index was at the distinguished level (75 percentile ranking or 200% of target payout). For the same time period, the company’s relative ranking of TSR in the S&P 500 Index was at the distinguished level (85.6 percentile ranking or 200% of target payout). Overall performance against both measures combined resulted in a payout to participants for 2008 that represented 200% of each participant’s target opportunity.

The amount of each NEO’s target opportunity was based on the portion of the long-term incentive value for each NEO attributable to performance share units (75%) and the weighted average Exelon stock price for the fourth quarter of 2007.

Based on the formula, 2008 Performance Share Unit Awards for NEOs were as set forth in the following table. The first third of the awarded performance shares vests upon the award date, with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years.

Exelon	Shares	Value	Form of Payment

		Note (1)	Note (2)

Rowe	104,000	$5,877,040	100% Cash
Hilzinger	10,000	565,100	50% Cash /50% Stock
Crane	26,220	1,481,692	100% Cash
McLean	24,800	1,401,448	100% Cash

1.	Based on the Exelon closing stock price of $56.51 on January 26, 2009.

2.	Form of payment based on stock ownership level. Stock payment means amounts paid in shares of Exelon common stock. The figures in this column are not the same as the figures reported in the Stock Awards column of the Summary Compensation Table because of the effect of the vesting requirement.

2007–2009 ComEd Long-Term Incentive Program

In 2007 the compensation committee recommended, and the ComEd board adopted, a long-term incentive program designed to align the incentive compensation program with ComEd’s status as a fully regulated operating company. Accordingly, the program pays out in cash; there is no Exelon equity component to the program. The program for the 2007–2009 performance period is based on ComEd’s executive’s ability to avoid adverse legislation and maintain competitive power procurement with cost pass through as well as make appropriate progress in ComEd’s 2007–2011 business plan. The measures are qualitative and quantitative and encompass financial (one-third), operational (one-third), and regulatory and legislative (one-third) goals for the three-year target. There is a subjective element to payouts under the program. Financial goals for the performance cycle are that by year-end 2009, ComEd’s 2010 budget should reflect financial stability as evidenced by financial measures such as an industry median, adjusted (non-GAAP) operating return on equity, with the milestone for year-end 2008 being an adjusted (non-GAAP, e.g., excluding goodwill) return on equity at 6% with 56% debt; the threshold for this milestone is 5.6%, with distinguished at 6.6%. Operational goals are measured by ComEd CAIDI and ComEd SAIFI. The performance cycle goals are to achieve second quartile (or the level agreed to with the Illinois Commerce Commission) with targets of 1.15 and 92, respectively. The 2008 milestone is SAIFI of 1.21, with threshold at 1.35 and distinguished at 1.17, and CAIDI at 95, with threshold at 114 and distinguished at 87. The regulatory/legislative goals for the performance cycle are measured by ratemaking, preservation of the power procurement process, and avoidance of harmful legislation. The goals for the performance cycle are supporting the current delivery service tariff rate case; preparing for the next rate case using a future test year as base, if feasible; developing contingency plans for potential 2008 rate case outcomes; supporting the transmission rate case update; implementing a new horizontal RFP procurement process; working with the IPA and stakeholders to obtain ICC approval of the 2009–2010 procurement plan; developing and supporting retail competition initiatives; implementing energy efficiency and demand response plans; and avoiding adverse legislation that would significantly impact the business.

For the performance period of January 1, 2008 through December 31, 2008, ComEd achieved below threshold performance relative to CAIDI (outage duration) and distinguished performance relative to SAIFI (outage frequency). For the same time period, ComEd achieved a below threshold level of performance relative to 2008 operating return on equity. However, the result in the ComEd rate case was viewed as favorable even though ComEd did not receive as much of a rate increase as it had requested. Excluding the rate case asset write-offs, ComEd would have achieved target performance on the financial goal. Taking into consideration the favorable result in the rate case and heavy storm recovery costs, the committee considered performance on the financial goal to have been at target. ComEd also achieved a distinguished level of performance relative to its regulatory and legislative goals. Based on their evaluation of this performance, the compensation committee recommended, and the ComEd board approved, payouts to participants for 2008 that represented 150% of each participant’s target opportunity.

Based on the formula, 2008 ComEd Long-Term Incentive Awards for Mr. Clark were as set forth below. The first third of the award vests upon the award date, with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years.

ComEd	Value	Form of Payment

	Note (1)	Note (2)

Clark	$1,554,000	100% Cash

(1)	Based on 150% of target opportunity.

(2)	Form of payment is 100% cash. The figures in this column are not the same as the figures reported in the Stock Awards column of the Summary Compensation Tables because of the effect of the vesting requirement.

Retention Awards

In July 2008, the compensation committee recommended, and the Exelon board approved, retention awards of restricted stock units for certain officers. These awards were based on the same considerations that led to the approval of base salary increases effective on August 1, 2008 that were discussed above. These restricted stock units will be settled in shares. The NEOs who received such awards and the number of restricted stock units are set forth below:

	Shares	Vesting

Hilzinger	5,000	100% after 5 years
Crane	15,000	100% after 5 years
McLean	10,000	50% after 3 years 50% after 5 years

Tax Consequences

Under Section 162(m) of the Code, executive compensation in excess of $1 million paid to a CEO or other person among the four other highest compensated officers is generally not deductible for purposes of corporate Federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The compensation committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for Federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a Federal income tax deduction to the extent that it exceeds $1 million. Accordingly, Exelon is unable to deduct that portion of Mr. Rowe’s base salary in excess of $1 million. Annual incentive awards and performance share units payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for Federal income tax purposes. However, because of the element of compensation committee and ComEd board of directors discretion in the 2007–2009 ComEd Long-Term Incentive Program, payments under that program are not eligible for Federal income tax deduction to the extent that, combined with an individual’s base salary, payments exceed $1 million. Restricted stock and restricted stock units are not deductible by the company for Federal income tax purposes under the provisions of Section 162(m) if NEOs’ compensation that is not “qualified performance-based compensation” is in excess of $1 million.

Under Section 4999 of the Internal Revenue Code, there is a steep excise tax if change in control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. This provision can have an arbitrary effect, due to the uneven effect of such items as relocation reimbursements and stock option exercises. In addition, the excise tax is imposed if compensation is only $1 greater than the threshold. Accordingly, Exelon has a policy of providing excise tax gross-ups, and avoiding gross-ups by reducing payments to under the threshold if the amount otherwise payable to an executive is not more than 110% of the threshold. In December 2007 the compensation committee reviewed this policy and concluded that it was reasonable.

Conclusion

The compensation committee is confident that Exelon’s compensation programs are performance-based and consistent with sound executive compensation policy. They are designed to attract, retain and reward outstanding executives and to motivate and reward senior management for achieving high levels of business performance, customer satisfaction and outstanding financial results that build shareholder value.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the 2008 Annual Report on Form 10-K and the 2009 Proxy Statement.

February 6, 2009

The Compensation Committee
Rosemarie B. Greco, Chair	William C. Richardson
John A. Canning, Jr.	Stephen D. Steinour
M. Walter D’Alessio

5. Executive Compensation Data

Summary Compensation Tables

The tables below summarize the total compensation paid or earned by each NEO for the year ended December 31, 2008.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Tables reflect actual amounts paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1, and there may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier approved by the compensation committee and the board of directors or, in the case of Mr. Rowe, approved by the independent directors.

Stock awards and option awards show the dollar amount calculated in accordance with SFAS No.123-R and recognized in the company’s financial statements for the full year 2008 for all outstanding equity awards made to NEOs in prior years as well as the grants of any awards made during 2008. In accordance with SFAS No.123-R, if the NEO is retirement eligible, the full value of any outstanding awards will be recognized in the year of grant for financial statement purposes, even though the NEO will still receive the award subject to the original vesting schedule.

Stock awards consist primarily of performance share awards. All performance share units are made pursuant to the terms of the 2006 Long-Term Incentive Plan (“LTIP”) based upon the achievement of goals, as described above. The threshold, target and distinguished goals for performance share unit awards are established on the grant date. The actual performance against the goals and the number of performance share units awarded are established on the award date. Upon retirement or involuntary termination without cause, earned but non-vested shares are eligible for accelerated vesting. The form of payment provides for payment in Exelon common stock to executives with lower levels of stock ownership, with increasing portions of the payments being made in cash as executives’ stock ownership levels increase in excess of the ownership guidelines. If an executive achieves 125% or more of the applicable ownership target, performance shares will be paid half in cash and half in stock. If executive vice presidents and above achieve 200% or more of their applicable stock ownership target, their performance shares will be paid entirely in cash. Stock awards may also include restricted stock or stock unit awards. When awarded, restricted stock or stock units are earned by continuing employment for a pre-determined period of time or, in some instances, after certain performance requirements are met. In some cases, the award may vest ratably over a period; in other cases, it vests in full at one or more pre-determined dates. Amounts of restricted shares held by each NEO, if any, are shown in the footnotes to the Outstanding Equity Table.

All option awards are made pursuant to the terms of the 2006 LTIP and are for the purchase of Exelon common stock. All options are granted at a strike price that is not less than the fair market value of a share of stock on the date of grant. Fair market value is defined under the plans as the closing price on the grant date as reported on the New York Stock

Exchange. Options vest in equal annual installments over a four-year period and have a term of ten years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination without cause.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan by the extent to which the applicable financial and operational goals were achieved. The annual incentive plan for 2008 is described in Compensation Discussion and Analysis above.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings	All Other Compen- sation	Total

			Note (7)	Note (8)	Note (9)	Note (10)	Note (11)	Note (12)

Rowe (1)	2008	$1,474,423	—	$2,068,010	$2,455,433	$1,835,166	$830,272	$400,192	$9,063,496
	2007	1,361,154	—	12,728,849	2,798,893	1,680,249	504,385	418,026	19,491,556
	2006	1,291,918	168,345	10,527,089	1,324,393	1,683,455	856,413	575,455	16,427,068
Hilzinger (2)	2008	408,627	—	556,237	141,429	318,750	57,492	143,916	1,626,451
Young (3)	2008	60,750	—	(1,282,781)	—	—	9,819	18,089	(1,194,123)
	2007	578,538	—	2,787,570	383,148	562,960	74,623	125,378	4,512,217
	2006	546,767	—	2,174,945	310,360	498,575	77,622	158,808	3,767,077
Crane (4)	2008	694,230	—	2,519,603	931,625	750,000	642,938	272,727	5,811,123
	2007	558,000	—	2,161,974	482,210	577,536	442,503	158,029	4,380,252
	2006	505,959	43,911	1,545,742	309,035	439,110	352,298	131,404	3,327,459
McLean (5)	2008	561,538	—	1,125,928	670,842	510,416	95,727	216,544	3,180,995
	2007	482,500	—	2,593,306	473,898	403,276	53,160	96,874	4,103,014
	2006	442,575	—	1,811,526	407,167	383,145	62,625	102,602	3,209,640
Clark (6)	2008	546,692	—	$(198,434)	56,970	$2,049,371	$548,986	$193,738	3,197,323
	2007	482,500	—	566,726	121,635	2,288,853	391,782	146,412	3,989,639
	2006	440,000	—	2,239,794	592,755	326,584	158,233	162,925	3,920,291

Notes to the Summary Compensation Table

1.	John W. Rowe, Chairman and CEO, Exelon; Chairman, Generation.

2.	Matthew F. Hilzinger, Senior Vice President and CFO, Exelon. Mr. Hilzinger is an executive officer of Exelon and Generation.

3.	John F. Young, Executive Vice President, Finance & Markets and CFO, Exelon and Generation through January 5, 2008. Mr. Young remained an employee through January 29, 2008.

4.	Christopher M. Crane, President and Chief Operating Officer (COO), Exelon and Generation.

5.	Ian P. McLean, Executive Vice President, Finance & Markets, Exelon.

6.	Frank M. Clark, Chairman and CEO, ComEd.

7.	In previous years in recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards.

8.	The amounts shown in this column include the compensation expense recognized in the 2008 financial statements for the performance share unit awards granted on January 28, 2008 and paid out in January 2009 with respect to the three-year performance period ending December 31, 2008, and the expense recognized during 2008 for performance share unit awards granted in previous years, as well as the expense recognized during 2008 for restricted stock or stock unit awards made to many of these officers in 2008 or previous years. For a discussion of the assumptions made in the valuation of these awards under SFAS No. 123-R, see note 12 of the Combined Notes to the Consolidated Financial Statements. For purposes of this table, estimates of forfeitures related to service- based vesting conditions have been disregarded. With respect to the performance share awards granted on January 23, 2006 and January 22, 2007 that are eligible for cash distribution in January 2009 and 2010, including the outstanding awards to Mr. Clark who no longer receives performance share awards, in 2008 Exelon recorded an adjustment to amounts recorded as of December 31, 2007. This resulted in negative expense being recorded in 2008 due to the decrease in stock price from $81.64 at December 31, 2007 to $55.61 at December 31, 2008.

9.	The amounts shown in this column include the compensation expense recognized in the 2008 financial statements for the award of non-qualified options to purchase Exelon common stock granted on January 29, 2008, as well as the expense recognized during 2008 for stock option grants awarded in previous years. For a discussion of the assumptions made in the valuation of these awards under SFAS No. 123-R, see note 16 of the Combined Notes to the Consolidated Financial Statements in Exelon’s 2008 Annual Report on Form 10-K or Exelon’s 2008 Financial Information. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been disregarded.

10.	The amounts shown in this column represent payments made pursuant to the Annual Incentive Plan and the ComEd Long-Term Incentive Plan. Both programs are paid with respect to 2008 performance and were awarded on January 26, 2009. The table below details Mr. Clark’s payments applicable to the Annual Incentive Plan and the ComEd Long-Term Incentive Plan.

Name	Year	Annual Incentive Plan	ComEd Long-Term Incentive Plan	Total

Clark	2008 2007	$495,371 475,853	$1,554,000 1,813,000	$2,049,371 2,288,853

11.	The amounts shown in the column represent the change in the accumulated pension benefit from December 31, 2007 to December 31, 2008. For Mr. Crane and Mr. McLean, this amount includes $48 and $160, respectively, of above market earnings in their non-qualified deferred compensation accounts.

12.	The amounts shown in this column include the items summarized in the following tables:

All Other Compensation

Name	Perquisites	Reimburse- ment for Income Taxes	Payments or Accruals for Termination or Change in Control (CIC)	Company Contributions to Savings Plans	Company Paid Term Life Insurance Premiums	Dividends or Earnings not included in Grants	Total

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)

Rowe	$179,269	$6,865	—	$73,721	$140,337	—	$400,192
Hilzinger	59,083	31,849	—	20,431	3,109	$29,444	143,916
Young	15,051	—	—	3,038	—	—	18,089
Crane	69,809	39,910	—	34,712	42,046	86,250	272,727
McLean	63,419	42,224		28,077	72,574	10,250	216,544
Clark	68,245	$39,910	—	$27,335	$48,123	10,125	$193,738

Notes to All Other Compensation Table

1.	The amounts shown in this column represent the incremental cost to Exelon to provide certain perquisites to NEOs as summarized in the Perquisites Table.

2.	Officers receive a reimbursement to cover applicable taxes on imputed income for business-related spousal travel, certain club memberships and relocation expenses because the personal benefit is closely related to the business purpose.

3.	Represents the expense Exelon has recorded during 2008 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Plan (AIP) continuation, payroll taxes, outplacement fees and medical benefits for a specified period of time.

4.	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2008 was generally limited to $15,500. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.

5.	Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2008 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees. Mr. Rowe has two term life insurance policies and one additional accidental death and dismemberment policy.

6.	The amounts shown represent the dividends on current equity awards that have not been included in the values shown in the column labeled Stock Awards in the Summary Compensation Tables above. The values shown represent regular dividends on common stock paid in cash during the year on each officer’s unvested restricted stock, and for certain officers, the value, calculated in accordance with SFAS No. 123-R, of reinvested regular dividends earned during 2008 on their unvested performance share balances which were distributed in stock upon vesting in January 2009.

Perquisites

Name	Personal and Spouse Travel	Automobile Lease and Parking	Financial Estate and Tax Planning Services	Dining, Health and Airline Club Memberships	Other Items	Perquisite Transition Payment	Total

	Note (1) & Note (2)	Note (3)	Note (4)	Note (5)	Note (6)	Note (7)

Rowe	$168,268	$10,211	$475	—	$315	—	$179,269
Hilzinger	—	18,768	—	—	315	$40,000	59,083
Young	—	15,051	—	—	—	—	15,051
Crane	204	19,290	—	—	315	50,000	69,809
McLean	2,186	8,618	—	—	2,615	50,000	63,419
Clark	984	16,946	—	—	315	50,000	68,245

Note to Perquisite Table

1.	Mr. Rowe is entitled to up to 60 hours of personal use of corporate aircraft each year. The figure shown in this column includes $155,338, representing the aggregate incremental cost to Exelon for Mr. Rowe’s personal use of corporate aircraft. This cost was calculated using the hourly cost for flight services paid to the aircraft vendor, Federal excise tax, fuel charges, and domestic segment fees. From time to time Mr. Rowe’s spouse accompanies Mr. Rowe in his travel on corporate aircraft. The aggregate incremental cost to Exelon, if any, for Mrs. Rowe’s travel on corporate aircraft is included in this amount. For all executive officers, including Mr. Rowe, Exelon pays the cost of spousal travel, meals, and other related amenities when they attend company or industry-related events where it is customary and expected that officers attend with their spouses. The aggregate incremental cost to Exelon for these expenses is included in the table. In most cases, there is no incremental cost to Exelon of providing transportation or other amenities for a spouse, and the only additional cost to Exelon is to reimburse officers for the taxes on the imputed income attributable to their spousal travel, meals, and related amenities when attending Exelon or industry-related events. This cost is shown in the Perquisites column of the All Other Compensation Table above.

2.	Exelon maintains several cars and drivers in order to provide transportation services for the NEOs and other officers to carry out their duties among Exelon’s various offices and facilities that are located throughout northeastern Illinois and southeastern Pennsylvania. Messrs. Rowe and Clark are also entitled to limited personal use of Exelon’s cars and drivers, including use for commuting which allows them to work while commuting. The cost included in the table represents the estimated incremental cost to Exelon to provide limited personal service. This cost is based upon the number of hours that the drivers worked overtime providing services to each NEO, multiplied by the average overtime rate for drivers plus an additional amount for fuel and maintenance. Personal use was imputed as additional taxable income to Messrs. Rowe and Clark.

3.	In 2008, Exelon discontinued the leased vehicle perquisite for most officers effective at the lease expiration dates occurring throughout 2008. Certain leases are set to expire in early 2009. Exelon continued to provide insurance, maintenance, applicable taxes and provided a company-paid credit card for fuel purchases, and where required, such as in downtown Chicago, company-paid parking while the vehicle leases were still in effect. Officers are imputed additional taxable income for that portion of their use of these perquisites that is personal; however, the figure shown in the table is the total cost to provide the automobile and related amenities to the officer.

4.	In 2008, Exelon ceased providing financial, estate and tax planning services to NEOs; the payment shown reflects reimbursements paid during the first two months of 2008 for services provided in 2007 and 2008 corrections to earlier covered tax returns.

5.	In 2008, Exelon discontinued to provide club memberships to NEOs.

6.	Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing. Executives also receive certain gifts during the year in recognition of their services that are imputed to the officer as additional taxable income.

7.	As part of Exelon’s decision to eliminate many components of the perquisite program, a one-time transition payment was made to NEOs. This payment was calculated to approximate the replacement cost of the eliminated perquisites for a period of three years and was grossed up for income tax purposes.

Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares or Units	All Other Options Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards.	Grant Date Fair Value of Stock and Option Awards
		Note (1)			Note (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum

								Note (3)			Note (4)

Rowe	28 Jan. 2008	$786,500	$1,573,000	$3,146,000
	28 Jan. 2008				26,000	52,000	104,000				$6,402,614
	28 Jan. 2008								114,000	$73.29	2,093,040
Hilzinger	01 Aug. 2008	127,500	255,000	510,000
	28 Jan. 2008				2,500	5,000	10,000				615,636
	28 Jan. 2008								11,000	73.29	201,960
	29 Jul. 2008							5,000			377,200
Crane (5)	23 Sep. 2008	300,000	600,000	1,200,000
	28 Jan. 2008				6,200	12,400	24,800				1,526,777
	23 Sep. 2008				355	710	1,420				89,782
	28 Jan. 2008								28,000	73.29	514,080
	29 Jul. 2008							15,000			1,131,600
McLean	01 Aug. 2008	218,750	437,500	875,000
	28 Jan. 2008				6,200	12,400	24,800				1,526,777
	28 Jan. 2008								28,000	73.29	514,080
	29Jul. 2008							10,000			754,400
Clark	28 Jan. 2008	$518,000	$1,036,000	$2,072,000	—	—	—	—	—	—	—
	01 Aug. 2008	206,250	412,500	825,000	—	—	—	—	—	—	—

Notes to Grants of Plan Based Awards Table

1.	All NEOs (except Mr. Young, who received no awards in 2008) have annual incentive plan target opportunities based on a fixed percentage of their base salary. Mr. Clark has a long-term incentive plan target based on a cash target (for Mr. Clark, the top row is the long-term incentive, and the next row is the annual incentive). Under the terms of both incentive plans, threshold performance earns 1/2 of the respective target while the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

2.

Non-ComEd NEOs have a long-term performance share target opportunity that is a fixed number of performance shares commensurate with the officer’s position. The 2008 Long-Term Performance Share Unit Award Program was based on two measures, Exelon’s TSR compounded monthly, for the three-year period ended December 31, 2008, as compared to the TSR for the companies listed in the Dow Jones Utility Index (60% of the award), and Exelon’s three-year TSR, as compared to the companies in the Standard and Poor’s 500 Index (40% of the award). The threshold TSR Position Ranking, for a 50% of target payout, was the 25th percentile; the target, for a 100% payout, was the 50th percentile; and distinguished, for a 200% payout, was the 75th percentile, with payouts interpolated for performance falling between the threshold, target, and distinguished levels. The threshold, target and distinguished goals for performance share unit awards are established on the grant date. The actual performance against the goals and the number of performance share units awarded are established on the award date. One third of the awarded performance shares vests upon the award date with the balance vesting in January of the next two years.

3.	This column shows additional restricted share awards made during the year. Messrs. Hilzinger, Crane and McLean received restricted grant awards on July 29, 2008. The vesting dates of the awards are provided in footnote #3 to the Outstanding Equity Table below.

4.	This column shows the grant date fair value, calculated in accordance with SFAS No. 123-R, of the performance share awards, stock options, and restricted stock granted to each NEO during 2008. Fair value of performance share awards is based on an estimated payout of 168% of target.

5.	For Mr. Crane, the values shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards reflect an upward adjustment made to his grants upon his promotion to Chief Operating Office in September 2008. The grant date fair value of the September 2008 portion of the award is based on an estimated payout of 188% of target.

Outstanding Equity Awards at Fiscal Year-End

Name					Options				Stock

					Note (2)				Note (3)
	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Option Exercise or Base Price	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $55.61	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested

Rowe	—	114,000	$73.29	28 Jan. 2008	27 Jan. 2018	127,338	$7,081,266	104,000	$5,783,440
	37,500	112,500	59.96	22 Jan. 2007	21 Jan. 2017
	171,750	57,250	42.85	24 Jan. 2005	23 Jan. 2015
Hilzinger	—	11,000	73.29	28 Jan. 2008	27 Jan. 2018	22,595	1,256,508	10,000	556,100
	2,625	7,875	59.96	22 Jan. 2007	21 Jan. 2017
	5,250	5,250	58.55	23 Jan. 2006	22 Jan. 2016
	10,500	3,500	42.85	24 Jan. 2005	23 Jan. 2015
	4,500	—	32.54	26 Jan. 2004	25 Jan. 2014
Young (1)	—	—	—	—	—	—		—
Crane	—	28,000	73.29	28 Jan. 2008	27 Jan. 2018	78,121	4,344,309	26,220	1,458,094
	8,750	26,250	59.96	22 Jan. 2007	21 Jan. 2017
	7,500	15,000	58.55	23 Jan. 2006	22 Jan. 2016
	9,000	9,000	42.85	24 Jan. 2005	23 Jan. 2015
	13,500		32.54	26 Jan. 2004	25 Jan. 2014
McLean	—	28,000	73.29	28 Jan. 2008	27 Jan. 2018	40,396	2,246,422	24,800	1,379,128
	8,750	26,250	59.96	22 Jan. 2007	21 Jan. 2017
	17,500	17,500	58.55	23 Jan. 2006	22 Jan. 2016
	42,000	14,000	42.85	24 Jan. 2005	23 Jan. 2015
	80,000	—	32.54	26 Jan. 2004	25 Jan. 2014
	72,000	—	24.81	27 Jan. 2003	26 Jan. 2013
	90,000	—	23.46	28 Jan. 2002	27 Jan. 2012
	9,288	—	24.84	25 Feb. 2002	24 Feb. 2012
	56,000	—	29.75	20 Oct. 2000	19 Oct. 2010
Clark	15,000	15,000	58.55	23 Jan. 2006	22 Jan. 2016	13,449	$747,899	—	—
	27,000	9,000	42.85	24 Jan. 2005	23 Jan. 2015

Notes to Outstanding Equity Table

1.	Pursuant to the terms of the Long Term Incentive Plan under which the options were granted, Mr. Young’s unvested stock options were cancelled and his vested stock options expired 90 days from the date of his resignation on January 29, 2008. Mr. Young forfeited all unvested performance shares and restricted shares.

2.	Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants made prior to 2003 vested in three equal increments, beginning on the first anniversary of the grant date. Grants made in 2003 and thereafter vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

3.	The amount shown in the column labeled Number of Shares or Units of Stock That Have Not Vested includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2007 and December 31, 2006 and any unvested restricted stock awards as shown in the table below. The first third of the awarded performance shares vests immediately upon the award date (usually the date of the first compensation committee meeting after the completion of the fiscal year) with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years. The amount shown in the column labeled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested represents the maximum number of performance shares available to each NEO for the performance period ending December 31, 2008. Shares are valued at $55.61, the closing price of Exelon stock on December 31, 2008.

For the following NEOs, the amounts shown in the column labeled Number of Shares or Units of Stock That Have Not Vested includes these unvested restricted stock awards.

Name	Grant Date	Number of Restricted Shares	Vesting Dates

Hilzinger	01 Aug. 2004 01 Aug. 2008	8,000 5,000	01 Aug. 2009 01 Aug. 2013
Crane	01 Feb. 2004 01 Aug. 2004 03 Sep. 2007 01 Aug. 2008	10,000 10,000 15,000 15,000	01 Feb. 2009 01 Aug. 2009 03 Sep. 2011 01 Aug. 2013
McLean	01 Aug. 2008 01 Aug. 2008	5,000 5,000	01 Aug. 2011 01 Aug. 2013
Clark	01 Aug. 2004	5,000	01 Aug. 2009

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Note (1)		Note (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Rowe	550,000	$27,209,265	113,262	$8,300,997
Hilzinger	—	—	7,956	583,123
Young (3)	40,000	1,189,306	27,273	1,998,815
Crane	—	—	22,915	1,679,446
McLean	—	—	27,273	1,998,815
Clark	13,500	630,192	13,362	979,282

Notes to Option Exercises and Stock Vested Table

1.	Messrs. Rowe and Clark exercised all options shown above pursuant to Rule 10b5-1 trading plans that were entered into when the officer was unaware of any material information regarding Exelon that had not been publicly disclosed. In each case, the formula for the dates, number of options, and sale price was set at the time the trading plans were established.

2.	Share amounts are generally composed of performance shares that vested on January 29, 2008, which included 1/3 of the grant made with respect to the three-year performance period ending December 31, 2007; 1/3 of the grant made with respect to the three-year performance period ending December 31, 2006, and 1/3 of the grant made with respect to the three-year performance period ending December 31, 2005. Shares were valued at $73.29 upon vesting.

3.	For Mr. Young, the table reflects all options exercised for the full year and shares vested through the date of his resignation on January 29, 2008.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Covered compensation under the plans generally includes salary and annual incentive payments, which are disclosed in the Summary Compensation Table for the NEOs. The calculation of retirement benefits under the Exelon Corporation Retirement Program is based upon average earnings for the highest consecutive multi-year period.

Under the cash balance pension plan, a notional account is established for each participant and the account balance grows as a result of annual benefit credits and annual investment credits. Beginning January 1, 2008, the annual benefit credit under the plan is 7.00% of base pay and annual incentive award (subject to applicable Internal Revenue Code limit). For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment rate of interest on long-term investment grade corporate bonds, as provided for in Internal Revenue Code Section 430(h)(2)(C)(iii). The Segment Rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, pending Internal Revenue Service guidance, the annual investment credit is the greater of 4%, or the average for the year of the S&P 500 Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). Benefits are vested and non-forfeitable after completion of at least three years of service, and are payable following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

The Internal Revenue Code limits to $230,000 for 2008 the individual annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors the SERP that allow the payment to certain individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits.

For purposes of the SERP, Mr. Crane received an additional eight years of credited service through December 31, 2006 as part of his employment offer that provides one additional year of service credit for each year of employment to a maximum of 10 additional years.

Under his employment agreement, Mr. Rowe is entitled to receive a special supplemental executive retirement plan benefit (the “SERP benefit”) upon termination of employment. The SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe’s SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment. In the event Mr. Rowe’s employment had terminated for cause prior to March 16, 2006 (his “normal retirement date” under his original employment agreement), his entire SERP benefit would have been forfeited. Upon a termination for cause on or after March 16, 2006 and prior to March 16, 2010, the portion of the SERP benefit accruing after that date is forfeited.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each NEO is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Note (1)

Rowe (2)	SAS SERP	10.80 30.80	$434,782 16,433,423	— —
Hilzinger	Cash Balance SERP	6.72 6.72	106,746 145,910	— —
Young	Cash Balance SERP	4.92 4.92	— —	$74,738 235,226
Crane	SAS SERP	10.26 20.26	266,424 2,130,898	— —
McLean	Cash Balance SERP	6.00 6.00	88,440 257,825	— —
Clark	SAS SERP	40.00 40.00	$1,761,284 4,665,925	— —

Notes to Pension Benefit Table

1.	SAS=Service Annuity System, the legacy Commonwealth Edison plan. SAP=Service Annuity Plan, the legacy PECO Energy plan. SERP=applicable non-qualified supplemental pension plan.

2.	Based on discount rates prescribed by the SEC executive compensation disclosure rules, the present value of Mr. Rowe’s SERP benefit is $16,433,423. Based on lump sum plan rates for immediate distributions, the comparable lump sum amount applicable for service through December 31, 2008 is $20,312,894. Note that, in any event, payments made upon termination may be delayed for six months in accordance with U.S. Treasury Department guidance.

Nonqualified Deferred Compensation

The following tables show the amounts that NEOs have accumulated under both the Deferred Compensation Plan and the Stock Deferral Plan. Both plans were closed to new deferrals of base pay, annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. The plans will continue in effect for those officers who did not elect to receive the one-time distribution, and their balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the 401(k) savings plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of mutual funds benchmarks that mirror those funds available to all employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Deferred amounts generally represent unfunded unsecured obligations of the company.

Name	Executive Contributions in 2008	Registrant Contributions in 2008	Aggregate Earnings in 2008	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2008

	Note (1)	Note (2)	Note (3)		Note (4)

Rowe	$62,221	$62,221	(61,397)	—	$183,122
Hilzinger	8,931	8,931	(4,062)	—	23,896
Young	—	—	(10,605)	(40,234)	—
Crane	53,923	26,635	(6,812)	—	136,541
McLean	17,558	17,558	(126,743)	—	404,429
Clark	39,169	19,488	(24,074)	—	86,051

Notes to the Nonqualified Deferred Compensation Table

1.	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.

2.	The full amount shown under registrant contributions are included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.

3.	The amount shown under aggregate earnings reflects the NEOs gain or loss based upon the individual allocation of their notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.

4.	For all NEOs the aggregate balance shown above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year. In 2007, all NEOs received a distribution of their entire account balance in the plan accumulated through December 31, 2006 except for Mr. McLean. Mr. McLean has been disclosed as an NEO in filings made with the SEC since 2003 that reported compensation for the fiscal year ending December 31, 2002. Since that time all deferrals have been disclosed as base salary in the year deferred and all company matching contributions have been disclosed as other annual compensation. For Mr. McLean, the aggregate of previously disclosed contributions through 2007 is $200,631.

Potential Payments upon Termination or Change in Control

Employment Agreement with Mr. Rowe

Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe will continue to serve as CEO of Exelon, Chairman of Exelon’s board of directors and a member of the board of directors until July 1, 2011.

If, prior to July 1, 2011, Exelon terminates Mr. Rowe’s employment for reasons other than cause, death or disability or Mr. Rowe terminates his employment for good reason, he would be eligible for the following benefits:

■

a lump sum payment of Mr. Rowe’s accrued but unpaid base salary and annual incentive, if any, and a prorated annual incentive for the year in which his employment terminates based on the lesser of (1) the annual incentive that would have been paid based on actual performance without application of negative discretion to reduce the amount of the award, and (2) the formula annual incentive (i.e., the greater of the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe’s last three full years of employment);

■

a lump sum severance payment equal to his base salary and the formula annual incentive, multiplied by the lesser of (a) two and (b) the number of years (including fractional years) remaining until the later of July 1, 2011 or the first anniversary of the termination date;

■

continuation of life, disability, accident, health and other active welfare benefits for him and his family for a period equal to the lesser of (a) two years and (b) the number of years (including fractional years) remaining until the later of July 1, 2011 or the first anniversary of the termination date, followed by post-retirement health care coverage for him and his wife for the remainder of their respective lives;

■	all exercisable stock options remain exercisable until the applicable option expiration date;

■	non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date;

■

previously earned but non-vested performance share units vest, consistent with the terms of the performance share unit award program under the LTIP, and an award based on actual performance for the year in which the termination occurs; and

■	any non-vested restricted stock award vests.

Mr. Rowe would receive the termination benefits described in the preceding paragraph, if, prior to July 1, 2011, Exelon terminates Mr. Rowe without cause or he terminates his employment for good reason, and

■

the termination occurs within 24 months after a Change in Control of Exelon or within 18 months after a Significant Acquisition, as such terms are described under “Change in Control Employment Agreements and Severance Plan Covering Other Named Executives;” or

■	Mr. Rowe resigns before July 1, 2011 because of the failure to be appointed or elected as Exelon’s CEO, Chairman of Exelon’s board of directors, and a member of the board of directors; except that:

■	the annual incentive award described above and payable for the year in which Mr. Rowe’s employment terminates will be paid in full, rather than prorated;

■

a lump sum severance payment equal to his base salary and the formula annual incentive multiplied by the lesser of (a) three and (b) the number of years (including fractional years) remaining until the later of July 1, 2011 or the first anniversary of the termination date;

■

in determining the amount of such full formula annual incentive and lump sum severance payment, the formula annual incentive will be the greater of the amount described in the preceding paragraph or the target annual incentive for the year in which his employment terminates, but not greater than the annual incentive for the year in which the termination occurs based on actual performance without the application of negative discretion to reduce the amount of the award;

■

continued active welfare benefits will be provided for the lesser of (1) three years and (2) the number of years (including fractional years) remaining until the later of July 1, 2011 and the first anniversary of the termination date;

■	the SERP benefit will be determined taking into account the lump sum severance payment, as though it were paid in installments and Mr. Rowe remained employed during the severance period; and

■	professional outplacement services will be provided for up to twelve months.

In the event Mr. Rowe’s employment terminates for cause, all stock options (whether vested or non-vested), non-vested performance shares and restricted stock will be forfeited. Upon a termination for cause on or before March 16, 2010 (the retirement date specified under his prior agreement), the portion of the SERP benefit that accrued after March 16, 2006 also will be forfeited.

The term “good reason” means any material breach of the employment agreement by Exelon, including:

■

a failure to provide compensation and benefits required under the employment agreement (including a reduction in base salary that is not commensurate with and applied to Exelon’s other senior executives) without Mr. Rowe’s consent;

■	causing Mr. Rowe to report to someone other than Exelon’s board of directors;

■	any material adverse change in Mr. Rowe’s status, responsibilities or perquisites; or

■	any announcement by Exelon’s board of directors without Mr. Rowe’s consent that Exelon is seeking his replacement, other than with respect to the period following his retirement.

With respect to a termination of employment during the Change in Control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason:

■	a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;

■	the failure of any successor to assume his employment agreement;

■	a relocation of Exelon’s principal offices by more than 50 miles; or

■	a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

The term “cause” means any of the following, unless cured within the time period specified in the agreement:

■	conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty;

■	willful misconduct in the performance of duties intended to personally benefit the executive; or

■	material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

Upon Mr. Rowe’s retirement or other termination of employment other than for cause:

■

Mr. Rowe is required to attend board of directors meetings as requested by the board or the then-chairman, attend civic, charitable and corporate events, serve on civic and charitable boards and represent the Company at industry and trade association events as Exelon’s representative, each as mutually agreed;

■	Exelon is required to provide Mr. Rowe with five years of office and secretarial services and up to three years of tax, financial and estate planning services;

■

he will be eligible to receive reasonably requested tax, financial and estate planning services for three years (or one year following his death), but only consistent with Exelon’s practices for other senior executives (the Company does not currently offer such services to senior executives);

■	he will receive a prorated annual incentive for the year in which the termination occurs, determined under the method described above for a “good reason” termination;

■	all exercisable stock options remain exercisable until the applicable option expiration date;

■	non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration;

■

previously earned but non-vested performance share units vest, consistent with the terms of the performance share award program under the LTIP, and he will receive an award for the year in which the termination occurs; and

■	any non-vested restricted stock award vests, unless otherwise provided in the grant instrument.

The term “retirement” means:

■	Mr. Rowe’s termination of his employment other than for good reason, disability or death;

■	Exelon’s termination of his employment on or after July 1, 2011 other than for cause or disability.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment and is required to sign a general release to receive severance payments. He will also be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount. If any payment to Mr. Rowe would be subject to a penalty under Section 409A of the Internal Revenue Code, Exelon payment of such amount will be delayed by six months after the termination date, and his agreement will be otherwise interpreted and construed to comply with Section 409A.

Change In Control Employment Agreements And Severance Plan

Covering Other Named Executives

Exelon has entered into change in control employment agreements with the NEOs other than Mr. Rowe, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years and provide for a one-year extension each year thereafter until cancellation or termination of employment.

During the 24-month period following a change in control, or during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if an NEO resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

■	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

■

severance payments equal to 2.99 times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

■

a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

■	a cash payment equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

■

all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

■

life, disability, accident, health and other welfare benefit coverage continues for three years on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

■	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation).

A change in control generally occurs:

■	when any person acquires 20% of Exelon’s voting securities;

■

when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

■

upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

■	upon shareholder approval of a plan of complete liquidation or dissolution.

The term “good reason” under the change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

■	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

■	failure of a successor to assume the agreement;

■	a material breach of the agreement by Exelon; or

■

any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

■

refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

■

willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

■	commission of a felony or any crime involving dishonesty or moral turpitude;

■	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

■	any breach of the executive’s restrictive covenants.

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, but only if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the after-tax amount is less than 110% of the safe harbor amount, then payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If an NEO other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not covered by an individual change in control employment agreement, the NEO may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

■	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

■	for a two-year severance period, continued payment of an amount representing base salary and target annual incentive;

■	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

■

for the two-year severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

■	outplacement services for at least six months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term “good reason” under the Senior Management Severance Plan means either of the following:

■

a material reduction of the executive’s salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

■

a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

The term “cause” under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan are subject to the recoupment policy adopted by the Compensation Committee of the board of directors.

Estimated Value of Benefits to Be Received Upon Retirement

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2008. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Value of ComEd Cash-Based LTIP Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)

Rowe	$1,835,000	$17,289,000	—	$1,575,000	$20,699,000
Hilzinger	—	—	—	—	—
Crane	750,000	4,070,000	—	—	4,820,000
McLean	—	—	—	—	—
Clark	495,000	580,000	2,763,000	—	3,838,000

1.	Under the terms of Exelon’s Annual Incentive Program, officers receive a pro-rated incentive award based on the number of days worked during the year of retirement. Mr. Rowe would generally be entitled to a pro-rated portion of his Formula Annual Incentive as specified by his employment agreement. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (iii) the average annual incentive paid for the three years prior to the year of termination.

2.	The value of unvested equity awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated target performance share unit award for the year of retirement, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon retirement. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2008, which was $55.61, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance share units and restricted shares or restricted share units, the value is based on the December 31, 2008 closing price of Exelon stock.

3.	The value of cash-based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award for the year of termination, if termination occurs due to retirement. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the unearned award amount represents the executive’s 2008 target award.

4.	Pursuant to his employment agreement, Mr. Rowe would be entitled to five years of office and secretarial services and up to three years of tax, financial and estate planning services.

5.	The estimate of total payments and benefits is based on a December 31, 2008 termination date.

Estimated Value of Benefits to Be Received upon Termination Due to Death or Disability

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2008. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Value of ComEd Cash-Based LTIP Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)

Rowe	$1,835,000	$17,289,000	—	$75,000	$19,199,000
Hilzinger	319,000	2,215,000	—	—	2,534,000
Crane	750,000	6,851,000	—	—	7,601,000
McLean	510,000	4,686,000	—	—	5,196,000
Clark	495,000	858,000	$2,763,000	—	4,116,000

1.	Officers receive a pro-rated annual incentive award based on the number of days worked during the year of termination. Mr. Rowe would generally be entitled to a pro-rated portion of his Formula Annual Incentive as specified by his employment agreement. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (iii) the average annual incentive paid for the three years prior to the year of termination.

2.	The value of unvested equity awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated target performance share unit award for the year of termination, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon death or disability. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2008, which was $55.61, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. Under the terms of the LTIP, if an optionee terminates employment due to death or disability, all options vest upon termination. For all performance share units and restricted shares or restricted share units, the value is based on the December 31, 2008 closing price of Exelon stock.

3.	The value of cash-based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award for the year of termination, if termination occurs due to retirement. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the unearned award amount represents the executive’s 2008 target award.

4.	Pursuant to his employment agreement, in the event of a disability, Mr. Rowe would be entitled to up to three years of tax, financial and estate planning services. In the event of his death, Mr. Rowe’s beneficiaries would be entitled to one year of tax, financial and planning services.

5.	The estimate of total payments and benefits is based on a December 31, 2008 termination date.

Estimated Value of Benefits to Be Received upon Involuntary Separation Not Related to a Change in Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2008 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhance- ment	Value of Unvested Equity Awards	Health and Welfare Benefit Continuation	Value of ComEd Cash-Based LTIP Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)	Note (7)

Rowe	$8,365,000	$1,779,000	$17,289,000	$380,000		$1,615,000	$29,428,000
Hilzinger	1,339,000	71,000	1,470,000	21,000		40,000	2,941,000
Crane	3,550,000	1,976,000	4,973,000	125,000		40,000	10,664,000
McLean	2,635,000	149,000	4,013,000	180,000		40,000	7,017,000
Clark	2,420,000	866,000	580,000	141,000	$2,763,000	40,000	6,810,000

1.	The cash payment is composed of payment equal to a specified multiple of the NEO’s base salary plus a pro-rated annual incentive award based on the number of days worked in the year of termination. Mr. Rowe would generally be entitled to his Formula Annual Incentive as specified by his employment agreement. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (iii) the average annual incentive paid for the three years prior to the year of termination. For all officers except Mr. Hilzinger, the multiple used for base salary and annual incentive is 2. For Mr. Hilzinger, the multiple is 1.5.

2.	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

3.	The value of unvested equity awards includes the sum of previously unvested stock options, previously earned, but unvested performance share units, a pro-rated target performance share unit award for the year of retirement, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock that may vest upon involuntary separation not related to a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2008, which was $55.61, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 31, 2008 closing price of Exelon stock.

4.	Estimated costs of health care, life insurance, and long-term disability coverage which continue during the severance period. For Mr. Rowe, health care, life insurance, and long-term disability coverage will continue for two years.

5.	The value of cash-based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award for the year of termination, if termination occurs due to retirement. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the unearned award amount represents the executive’s 2008 target award.

6.	Estimated costs of outplacement services for 12 months. Upon a termination of Mr. Rowe’s employment due to the company’s failure to appoint or elect him as CEO, Chairman of the board of directors and a member of the board, his benefits are those described under the heading “Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control.” This includes five years of office and secretarial services and up to three years of tax, financial and estate planning services and outplacement services.

7.	The estimate of total payments and benefits is based on a December 31, 2008 termination date.

Estimated Value of Benefits to Be Received upon a Qualifying Termination following a Change in Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2008. The company has entered into Change in Control agreements with Messrs. Rowe, Clark, Crane and McLean. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhance- ment	Value of Unvested Equity Awards	Value of ComEd Cash-Based LTIP Awards	Perquisites and Other Benefits	Health and Welfare Benefit Continuation	Excise Tax Gross-Up Payment / Scale- back	Total Value of All Payments and Benefits

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)	Note (7)	Note (8)

Rowe	$9,998,000	$2,615,000	$17,289,000	—	$1,615,000	$474,000	Not Required	$31,991,000
Hilzinger	1,615,000	95,000	2,215,000	—	40,000	28,000	Not Required	3,993,000
Crane	4,786,000	2,805,000	6,851,000	—	40,000	187,000	Not Required	14,669,000
McLean	3,615,000	222,000	4,686,000	—	40,000	271,000	Not Required	8,834,000
Clark	3,291,000	870,000	1,136,000	$2,763,000	40,000	212,000	Not Required	8,312,000

1.	Cash payment includes a severance payment and the NEO’s annual incentive for the year of termination. For Mr. Rowe, the severance payment is equal to three times his current base salary and his Formula Annual lncentive. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (iii) the average annual incentive paid for the three years prior to the year of termination. For all other NEOs, with the exception of Mr. Hilzinger, the severance benefit is equal to 2.99 (three for Mr. Rowe) times the sum of the executive’s current base salary and Severance Incentive. For Mr. Hilzinger, the severance benefit is equal to two times the sum of the executive’s current base salary and Severance Incentive. The Severance Incentive is defined as the greater of the (i) target annual incentive for the year of termination and (ii) the average annual incentive paid for the two years prior to the year of termination (i.e., the 2006 and 2007 actual annual incentives).

2.	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the benefit was fully vested, the NEO had two additional years of age and two additional years of service, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan. For non-grandfathered executives who are not a part of senior executive management, the severance period is 15 months. In addition, a cash payment will be made in an amount equal to the actuarial present value of any non-vested accrued benefit under Exelon’s qualified pension plan.

3.	The value of unvested equity awards includes the sum of previously unvested stock options, previously earned, but unvested performance share units, a pro-rated target performance share unit award for the year of retirement, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock that may vest upon involuntary separation not related to a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2008, which was $55.61, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 31, 2008 closing price of Exelon stock.

4.	The value of cash-based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award for the year of termination, if termination occurs due to retirement. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the unearned award amount represents the executive’s 2008 target award.

5.	Estimated costs of outplacement services for 12 months. Upon a termination of Mr. Rowe’s employment due to the company’s failure to appoint or elect him as CEO, Chairman of the board of directors and a member of the board, his benefits are those described under the heading “Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control.” This includes five years of office and secretarial services and up to three years of tax, financial and estate planning services and outplacement services.

6.	Estimated costs of health care, life insurance, and long-term disability coverage which continue during the severance period. For Mr. Rowe, health care, life insurance, and long-term disability coverage will continue for two years.

7.	Represents the estimated value of the required excise tax gross-up payment or scaleback. All of the executives, with the exception of Mr. Hilzinger, are entitled to an excise tax gross-up payment under their change-in-control employment agreements if the present value of their parachute payments exceeds the amount permitted by the IRS by more than 10% and would be subject to the excise tax under Section 4999 of the Internal Revenue Code. If their payments exceed the threshold by less than 10%, their parachute payments are scaled back to the greatest amount payable that would not trigger the excise tax. With respect to Mr. Hilzinger, if his parachute payments exceed the amount permitted by the IRS, his parachute payments are scaled back to the greatest amount payable that would not trigger the excise tax under Section 4999 of the Internal Revenue Code.

8.	The estimate of total payments and benefits is based on a December 31, 2008 termination date.

6. Other Proposals to be Voted Upon

Proposal 2: The Renewal of the Exelon Corporation Annual Incentive Plan for Senior Executives, Effective January 1, 2009

The Internal Revenue Code Section 162(m) generally limits a corporation’s tax deductions for compensation paid to each of its “named executive officers,” to $1 million a year. “Performance-based compensation” is not subject to this million-dollar deduction cap. Most corporations, including Exelon, take advantage of this exception for compensation that is paid pursuant to an incentive plan upon attainment of performance targets set by an independent committee and based upon shareholder-approved performance goals.

Exelon is seeking your approval of the renewal of its Annual Incentive Plan for Senior Executives (the “Plan”) so that Exelon may continue to use this favorable tax exception. A tax deduction enjoyed by the corporation ultimately inures to the benefit of Exelon’s shareholders.

Purpose: The purpose of the Plan is to reward achievement of key annual goals and to enhance Exelon’s ability to attract, motivate, reward and retain certain key employees, to strengthen their commitment to Exelon, to promote Exelon’s near-term objectives, and to ensure annual incentive compensation can be eligible to be tax deductible.

Eligibility: Each year, the compensation committee selects individuals to participate in the Plan. Although any officer or key executive employee may be selected, it is expected that normally only those individuals the compensation committee considers potentially likely to become Section 162(m) Executives for the year will participate in the Plan.

Approximately 10 individuals are eligible for participation in the Plan. For 2009, 10 individuals have been designated as participants in the Plan.

Basis for Annual Awards: The Plan provides for annual cash awards to participants, the maximum amount of which is based on a share of one or more incentive pools established by the compensation committee. The incentive pools are funded by achievement of specific performance goals relating to a specific year, as determined by the compensation committee. The goals for any incentive pool may be based on any one or more of the performance criteria defined in Section VI.B. of the Plan (see Appendix A). For 2009, the compensation committee determined that the pool would be funded with a percentage of operating income.

Performance Criteria: The performance criteria for each year may be based upon the performance of Exelon or any subsidiary or division or function thereof for the year and may be applied either alone or relative to the performance of other businesses or individuals (including industry or general market indices), using one or more of the following measures as selected by the compensation committee, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit or division of Exelon or one or more subsidiaries): (1) cumulative shareholder value added (“SVA”), (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as a percentage of net income, (32) direct margin, (33) expense reduction, (34) any individual performance objective that is measured solely in terms of quantitative targets related to Exelon, any subsidiary or Exelon’s or a subsidiary’s business. Such individual performance measures related to Exelon, subsidiary or Exelon’s or subsidiary’s business may include: (1) production-related factors such as generating capacity factor, performance against the Institute of Nuclear Power Operations (“INPO”) index, generating equivalent availability, heat rates and production cost, (2) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (3) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (4) relative performance against other similar companies in targeted areas.

Awards to Participants: The compensation committee will certify the level of attainment of performance goals to establish the amount of each incentive pool. The maximum award for any participant is a share of the incentive pool. For the CEO, the share is 25%. The remaining participants share in the remaining 75% of the incentive pool on a per capita basis, with certain pro-rations for persons who terminate employment during the year under certain circumstances. The compensation committee has the authority to reduce any award below the maximum share of the incentive pool, based on any objective or subjective factors it deems appropriate, subject, in the case of awards to participants at the level of Executive Vice President and above, to ratification of the actual award amount by the board of directors. Decreasing the amount of the award for any participant will not serve to increase the maximum potential award for any other participant.

There is a five million dollar limit on the annual incentive award for any participant for any year under the Plan.

Conditions: A participant must be employed by Exelon or a subsidiary on the last day of the year in order to be eligible to receive an award for the year. There are exceptions for certain situations: if a participant has a termination of employment by reason of death, disability or retirement during the year, the participant will be eligible for a pro rata award, based on the number of days in the year he or she was employed. Also, if a participant has an employment agreement with us or a subsidiary that has been approved by the compensation committee, or is a participant in any other plan or subject to a policy that addresses payment of annual incentive awards in the event of termination of employment, the terms of the employment agreement or other plan or policy will govern payment.

Amendment or Termination of Plan: The board of directors may amend or terminate the Plan at any time, including the modification, reduction or cancellation of any prospective incentive award that has not become vested. No change to an award may be made after the committee has certified the amount of the award to the participant. Any change in the class of persons eligible to participate in the plan, any changes to the performance criteria, or increases in the maximum dollar amount that may be paid to a participant for a year may not be effective as to 162(m) Executives unless you approve the amendment.

Administration and Expenses: The Plan is administered by the compensation committee, which has full discretionary authority to administer the Plan and interpret and construe its terms. Exelon will generally pay the expenses of the Plan, but the payment of an award to any participant who is employed by a subsidiary will be the obligation of the subsidiary.

Stockholder Approval Condition: The compensation committee has designated performance criteria for funding the incentive pool and has designated participants for the 2009 year. These designations are subject to your approval of this Proposal. The total amount of the awards paid under the Plan for 2008 was $5,909,314.

If you approve this Proposal, the terms of the Plan will continue from 2009 through 2013.

If you do not approve this Proposal, no incentive awards will be made for 2009 under this Plan.

Resolution: The compensation committee will present the following resolution to the meeting:

“RESOLVED, that the terms of the Exelon Annual Incentive Plan, as described in Proposal 2 of the Proxy Statement and shown in Appendix A thereto, are approved.”

The Board of Directors recommends a vote “FOR” the renewal of Exelon’s Annual Incentive Plan for Senior Executives because awards under the plan are based upon attainment of performance targets set by an independent committee. In addition, tax deductions enjoyed by Exelon ultimately benefit Exelon’s shareholders.

Proposal 3: The Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountant For 2009

The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon is invaluable, especially as Exelon moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with new expertise and experience. PricewaterhouseCoopers has direct access to members of the audit committee, and PriceWaterhouseCoopers’ representatives regularly attend audit committee meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and may make a statement if they desire.

In July 2002 the audit committee adopted a policy requiring that it approve in advance all services to be performed by the independent accountant. The committee pre-approves annual budgets for audit, audit-related, tax compliance and planning services, and other services. The committee will consider proposed engagements that do not impair the accountant’s independence and add value to the audit. Examples of these include (1) audit services (such as attest services and scope changes in the audit of the financial statements), (2) audit-related services (such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings and the provision of attest services in relation to regulatory filings and contractual obligations), and (3) tax compliance and planning services. The committee delegated authority to the committee’s chairman to pre-approve non-budgeted services in amounts less than $500,000. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountant. Although the SEC rules permit for “de minimus services,” none of the services were provided without pre-approval.

In 2008, the audit committee reviewed the PricewaterhouseCoopers 2009 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents the fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of Exelon’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, and the fees billed for other services provided during those periods. The fees shown include all amounts related to the year indicated (even if billed in prior or subsequent periods) and may thereby differ from the amounts actually billed during the period.

	Year Ended Dec. 31, 2008	Year Ended Dec. 31, 2007

Audit Fees	$9,424,000	$8,640,000
Audit-Related Fees	1,273,000	250,000
Tax Fees	804,000	1,116,000
All Other Fees	199,000	71,000
Total	$11,700,000	$10,077,000

“Audit-Related Fees” consist of assurance and related services that are traditionally performed by the auditor. This category includes fees for accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

“Tax Fees” consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning. These services included tax compliance and preparation services (including the preparation of original and amended tax returns, claims for refunds, tax payment planning, tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities).

“All Other Fees” include work performed primarily in connection with research and audit software licenses.

The board of directors recommends a vote “FOR”

PricewaterhouseCoopers, LLP as Exelon’s Independent Accountant for 2009.

Proposal 4: A Shareholder Recommendation to Prepare a Report Showing That Exelon’s Actions to Reduce Global Warming Have Reduced Mean Global Temperature or Avoided Disasters

Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, beneficial owner of 565 shares of stock, 347 of which have been held continuously for more than one year, submitted the following proposal and supporting statement:

“Resolved: The shareholders request that the Board of Directors prepare by October 2009, at reasonable expense and omitting proprietary information, a Global Warming Report. The report may describe and discuss how action taken to date by Exelon to reduce its impact on global climate change has affected global climate in terms of any changes in mean global temperature and any undesirable climatic and weather-related events and disasters avoided.

Supporting Statement

“Exelon says on its web site that it supports action on global warming. Exelon is a member of the U.S. Climate Action Partnership (USCAP), a group that lobbies for global warming regulation.

“But scientific data shows that atmospheric levels of carbon dioxide, the greenhouse gas of primary concern in global warming, do not drive global temperature. See e.g. http://youtube.com/watch?v=XD12NVTYRZU.

“Even assuming for the sake of argument that atmospheric carbon dioxide levels affect global temperatures, the U.S. Environmental Protection Agency recently projected that U.S. regulation of manmade greenhouse gas emissions would have a trivial impact on atmospheric concentrations of carbon dioxide over the next 90 years. See e.g., http://www.epa.gov/climatechange/downloads/ s1766analysispart1.pdf and http://www.junkscience.com/ ByTheJunkman/20071004.html.

“So U.S. greenhouse gas regulation is not likely to discernibly affect global climate in the foreseeable future.

“Global warming regulation is expected to harm the economy. The Congressional Budget Office, U.S. Department of Energy and prominent economists such as Alan Greenspan, Arthur Laffer and Greg Mankiw all say that cap-and-trade – a type of greenhouse gas regulation promoted by USCAP – would reduce economic growth. See e.g., http://www.junkscience.com/

failure_to_disclose.pdf.

“Shareholders want to know how Exelon’s actions relating to global warming are affecting global climate.”

The Board Of Directors Recommends A Vote AGAINST This Proposal For The Following Reasons:

Exelon’s shareholders overwhelmingly rejected this identical proposal at last year’s shareholders meeting where it received only 3.8% of the vote. Moreover, the proposal is potentially misleading because it is not supportive of actions to address climate change, but rather asks Exelon to undertake the technically impossible task of measuring and reporting on the impact of a single company’s actions to address climate change.

Exelon continues to believe that climate change is real and that immediate action is necessary to slow, stop and reverse greenhouse gas emissions in the United States. Exelon supports the scientific conclusions of the Intergovernmental Panel on Climate Change (“IPCC”) that the earth’s climate is warming and that human-caused emissions of greenhouse gases (“GHG”) are responsible for this change.

Exelon is actively engaged in the debate in Congress over how to fashion greenhouse gas legislation. Exelon supports federal legislation that would institute a cap-and-trade program on GHG emissions that is mandatory, economy-wide, with cost containment mechanisms in place to guard against very high and very low carbon costs. It is important that any such legislation protect the U.S. economy by providing economic and regulatory certainty, is economy-wide so that it is fair and effective and is balanced so that the costs do not outweigh the environmental benefits.

It now appears likely that within the next several years, the U.S. will adopt climate change legislation that will require GHG emission reductions. In advance of a federal program, many states have enacted GHG legislation and have formed coalitions with other states to enact regional legislation. The costs and opportunities associated with the changing regulatory requirements directly impact the financial condition and operations of many companies. Regulation will impose direct costs on major sources of GHG emissions and indirect costs on the companies that use their products and services. At the same time, these new regulatory requirements will offer major opportunities for firms that can reduce emissions more cost-effectively or cost advantages for firms offering low or zero-carbon technologies and services.

In 2008, Exelon adopted a 2020 Strategy with the goal of reducing, offsetting or replacing more than 15 million metric tons of greenhouse gas emissions (in carbon-dioxide equivalent terms) per year by 2020. This is more than Exelon’s current annual carbon footprint and is equivalent to taking nearly 3 million cars off of our roads and highways. Exelon is pursuing a three-pronged strategy, which consists of (1) reducing or offsetting Exelon’s carbon footprint by greening Exelon’s operations; (2) helping Exelon’s customers and the communities it serves reduce their greenhouse gas emissions through industry-leading energy efficiency programs and a diverse portfolio of green products and services; and (3) offering more low-carbon electricity in the marketplace by expanding the capacity of Exelon’s existing low-carbon generation fleet and introducing new low-carbon generation capacity. This will allow Exelon to displace other, higher-emitting sources of generation and thereby reduce overall emissions in the regions where Exelon operates.

Climate risk is increasingly important to investors, as reflected by the proliferation of climate-related advisory services, investment research, funds, and indices. In addition, there are a number of investor initiatives to improve corporate climate risk disclosures, such as the Investor Network on Climate Risk, the Institutional Investors Group on Climate Change, the Investor Group on Climate Change, the Carbon Disclosure Project and the Global Reporting Initiative. The Carbon Disclosure Project, for example, collects information on behalf of institutional investors with a combined $41 trillion of assets under management. Exelon’s comprehensive climate disclosure practice resulted in its inclusion in the Dow Jones Sustainability North America Index for the last two years, and in the Carbon Disclosure Project’s Climate Disclosure Leadership Index for the past three years.

Finally, this shareholder proposal asks for information that is, from a scientific standpoint, impossible to provide. The climate system is too complex to trace the long-term effect on weather of an individual company’s actions, much less to determine “weather-related events and disasters” that would not have occurred if emissions from Exelon had not decreased. The board believes that it would not be a prudent use of corporate resources for Exelon to attempt to duplicate previous studies. The IPCC Fourth Assessment Report, released in November 2007, is the latest scientific, technical and socio-economic literature produced worldwide, relevant to the understanding of the risk of human-induced climate change, its observed and projected impacts and options for adaptation and mitigation. It is a more comprehensive report than Exelon, or any individual company, could produce.

The board of directors recommends a vote ‘‘AGAINST” this proposal because Exelon’s shareholders resoundingly rejected this proposal in 2008. In addition, the board recommends a vote ‘‘AGAINST” this proposal because it is not technically possible to measure the impact of single company’s actions on climate change and producing such a report would be a waste of resources.

Other Matters and Discretionary Voting Authority

The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to William A. Von Hoene, Jr. and Katherine K. Combs.

ANNEX A

EXELON CORPORATION

ANNUAL INCENTIVE PLAN

FOR SENIOR EXECUTIVES

I.	Establishment. The Exelon Corporation Annual Incentive Plan for Senior Executives (the “Plan”) was originally established by Exelon Corporation (the “Company”) effective January 1, 2004 for a term of five years. The Plan has been amended, effective January 1, 2009, to extend its term for an additional five years, subject to its approval at the 2009 annual meeting of shareholders in accordance with Section 162(m) of the Internal Revenue Code.

II.	Purpose. The purpose of the Plan is to reward achievement of key annual goals, to enhance the Company’s ability to attract, motivate, reward and retain certain officers and key executive employees, to strengthen their commitment to the success of the Company, to promote the near-term objectives of the Company, and to ensure annual incentive compensation payable to the Company’s Section 162(m) Executives can be eligible to be tax-deductible by the Company.

III.	Definitions.

A.	Award means the annual incentive award payable to a Participant hereunder with respect to a Plan Year.

B.	Committee means the members of the Compensation Committee of the Board of Directors of the Company who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code; provided that if there are not at least two such members, then the Committee shall be a committee of at least two “outside directors” as so defined, appointed by the Board of Directors of the Company and which satisfies any other applicable requirements of the principal stock exchange on which the common stock of the Company is then traded to constitute a compensation committee.

C.	Company means Exelon Corporation and any successor thereto.

D.	Disability means a physical or mental condition on account of which benefits under the long-term disability plan of the Company or Subsidiary, whichever covers the Participant, have commenced.

E.	Eligible Executive means an Employee who is a member of the Company’s strategy and policy committee (or any successor committee) or whose level is senior vice president (or any equivalent successor level) or higher.

F.	Employee means an employee of the Company or a Subsidiary employed in an executive or officer level position.

G.	Incentive Pool means an amount, expressed either as a dollar value or pursuant to an objective formula or performance measure, that is designated by the Committee as available to fund Awards for a Plan Year pursuant to Section VI.A.

H.	Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereunder as in effect from time to time.

I.	Participant means an Eligible Executive who has been selected by the Committee to participate in the Plan for a particular Plan Year. Unless the context requires otherwise, the term “Participant” shall include “Part-Year Participants” as defined in Section IV.B.

J.	Performance Goals means the objective performance goal(s) designated by the Committee pursuant to Section VI.B. with respect to an Incentive Pool.

K.	Plan means this Exelon Corporation Annual Incentive Plan for Senior Executives as set forth herein and as amended from time to time.

L.	Plan Year means the Company’s fiscal year which, as of the effective date of the Plan, is the calendar year.

M.	Pro-ration Fraction means with respect to a Plan Year the number of days a Part-Year Participant was an Eligible Executive during the Plan Year, divided by 365 (or in the case of a Plan Year of more or less than 365 days, the number of days in the Plan Year).

N.	Required Period means at a time (1) when the outcome of the performance goals established pursuant to Article VI is substantially uncertain and (2) either (a) before the commencement of the Plan Year or, (b) (i) in the case of a 12-month Plan Year, not later than 90 days after the commencement of such Plan Year, (ii) in the case of a Plan Year shorter than 12 months, after no more than 25% of such Plan Year has elapsed, and (iii) in the case of a Participant who became an Eligible Executive after the first day of the Plan Year, after no more than 25% of the remainder of such Plan Year has elapsed after the Participant became an Eligible Executive. Any action required to be taken within the Required Period may be taken at a later date to the extent permissible under Section 162(m) of the Internal Revenue Code.

O.	Retirement means a Participant’s termination of employment other than for “cause” (as defined in the Exelon Corporation Senior Management Severance Plan as in effect from time to time, or such other employment or severance plan or agreement governing the terms of the Participant’s termination of employment) after attaining age 50 with 10 years of service under the Company’s applicable defined benefit pension plan (including for this purpose any deemed pension service granted to the Participant under an employment or change in control agreement to the extent any applicable vesting or other conditions to such deemed service have been satisfied upon such termination of employment).

P.	Section 162(m) Executive means an Eligible Executive who is a “covered employee” as defined in Section 162(m) of the Internal Revenue Code.

Q.	Subsidiary means a business which is affiliated through common ownership with the Company, and which is designated by the Committee as an employer whose employees may be eligible to participate in the Plan, but only with respect to such period of affiliation.

IV.	Participation.

A.	Generally. Within the Required Period at the beginning of each Plan Year, the Committee shall designate the Participants (if any) for such Plan Year. Any individual who is an Eligible Executive as of the first day of the Plan Year may be designated as a Participant.

B.	Individuals Who Become Eligible Executives During a Plan Year. An individual who becomes an Eligible Executive after the first day of a Plan Year may be designated as a Participant for the remainder of the Plan Year (a “Part-Year Participant”) at any time within the Required Period after becoming an Eligible Executive.

V.	Administration.

A.	The Committee shall administer the Plan.

B.	The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards (subject to Section VII.B.), to determine whether and to what extent Awards may be paid on a deferred basis, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan.

C.	Notwithstanding the foregoing, the Committee shall not be authorized to increase the amount of the Award payable to a Section 162(m) Executive that would otherwise be payable under the terms of the Plan or an Award.

D.	The Committee may from time to time delegate the performance of its ministerial duties under the Plan to the Company’s Vice President of Corporate Compensation or such other person or persons as the Committee may select; except that the power or authority of the Committee shall not be delegated to the extent such delegation would cause any Award payable to a Section 162(m) Executive to fail to be tax-deductible under Section 162(m) of the Internal Revenue Code, including but not limited to the responsibility to certify the extent to which performance goals have been attained.

E.

Subject to Section VII.B., the Committee’s administration of the Plan, including all such rules and regulations, interpretations and construals, selections, factual and other determinations, approvals, decisions, delegations, amendments, terminations and other actions, as the Committee shall see fit shall be final and binding on the Company and its Subsidiaries, stockholders and all employees, including Participants and their beneficiaries. Any decision made by the Committee in good faith in connection with its administration of or responsibilities under the Plan shall be conclusive on all persons.

F.	The Committee may, subject to the limitations described in paragraph D. above, engage and rely on the advice of such advisors, consultants or data as it considers necessary or desirable in selecting eligible key employees, in designating applicable Performance Goals, and in determining attainment of performance goals and the amount of incentive awards under the Plan, and in performing its other duties under the Plan.

G.	The Company and/or its participating Subsidiaries shall pay the costs of Plan administration.

VI.	Performance Goals.

A.	Establishment of Incentive Pool(s). Within the Required Period for each Plan Year, the Committee shall establish in writing one or more Incentive Pools from which Awards (if any) will be paid for such Plan Year, and shall designate the Participants eligible to share in each such Incentive Pool (subject to the Committee’s right to add new Participants during the Plan Year in accordance with Section IV.B. above). The amount available under each Incentive Pool (or portion thereof) shall be based on the attainment of one or more specified Performance Goals, weighted in such manner as the Committee determines, and may, but need not be based on or contingent upon the level of achievement of threshold or target or maximum performance (as set by the Committee) of the stated Performance Goals. As soon as reasonably practicable after the end of each Plan Year the Committee shall certify in writing the level of attainment of each Performance Goal applicable to each Incentive Pool (or portion thereof) and the amount, if any, of each such Incentive Pool. The Committee shall certify the amount of each Participant’s maximum Award for each Plan Year within a reasonable time after the end of such year. If the Company or a Subsidiary or other business unit fails to meet a threshold or other minimum applicable Performance Goal, if any, established for it for a Plan Year, the applicable Incentive Pool shall not be funded to that extent and no related payment shall be made with respect to Awards to Participants employed by the Company or such Subsidiary or business unit for such year, as the case may be and, to the extent other (e.g., target or maximum) performance goals are established with respect to an Incentive Pool, the funding of such Incentive Pool shall not exceed the maximum amount that could be paid based on the extent to which the Committee determines that such goals in excess of threshold or other minimum goals are actually achieved.

B.	Performance Goals. The Performance Goals for each Plan Year may be based upon the performance of the Company or any Subsidiary, division, business unit or individual for the Plan Year, using one or more of the following measures as selected by the Committee: (1) cumulative shareholder value added, (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow(s), including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as percentage of net income, (32) direct margin, (33) expense reduction, or (34) any individual performance objective which is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s business. Such individual performance measures related to the Company, any Subsidiary or the Company’s or Subsidiary’s business may include: (a) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (b) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (c) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (d) relative performance against other similar companies in targeted areas. Each Performance Goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company, its Subsidiaries or business units or the past or current performance of other companies (including industry or general market indices), or a combination of any of the foregoing, and may be applied at various organizational levels.

C.	Impact of Extraordinary Items or Changes in Accounting. The measures used in establishing Performance Goals for a Plan Year shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements (in each case, to the extent applicable), without regard to (i) non-cash impairments, gains or losses on the sale or other disposition of assets or businesses, or severance charges or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Required Period for the Plan Year or as otherwise required or permitted under Section 162(m) of the Internal Revenue Code.

VII.	Determination of Award Amounts for Any Plan Year.

A.	Maximum Awards. The maximum Award payable to any Participant with respect to a Plan Year shall be the lesser of five million dollars ($5,000,000.00) or a portion of the Incentive Pool(s) applicable to such Participant determined as follows:

1.	If the Chief Executive Officer is a Participant, the Chief Executive Officer’s maximum Award shall be an amount equal to not more than 25% of the amount of each Incentive Pool in which he or she participates for the Plan Year.

2.	The portion of each Incentive Pool not allocated to the Chief Executive Officer (e.g., the remaining 75% of an Incentive Pool in which the Chief Executive Officer participates and 100% of any other Incentive Pool) shall be divided into shares. There shall be one share for each Participant who is initially designated by the Committee for the Plan Year plus, for each Part-Year Participant, one share multiplied by such Part-Year Participant’s Pro-ration Fraction. The number of shares shall not be reduced in the event a Participant for any reason fails to receive an Award. Thus the number of shares may be increased (thereby reducing the value of each share) but not decreased during the Plan Year. The maximum Award for a Participant shall be one share, and the maximum Award for each Part-Year Participant shall be one share times such part-Year Participant’s Pro-ration Fraction.

B.	Committee Discretion to Determine Amount of Award. The Committee shall have absolute discretion to reduce the amount of the Award payable to any Participant for any Plan Year below the maximum Award determined under Section VII.A., and the Committee may decide not to pay any Award to a Participant for the Plan Year, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to those listed in Section VI.B. The reduction of the Award payable to any Participant (or the decision of the Committee not to pay an Award to a Participant for a Plan Year) shall not affect the maximum Award payable to any other Participant for such Plan Year. Notwithstanding the foregoing, the Committee’s determination of the Award for officers at the level of Executive Vice President and above shall be subject to ratification by the Company’s Board of Directors. The Committee shall certify the amount of the Award to be paid to each Participant.

C.	Effect of Termination of Employment.

1.	Except in the case of a Participant who has a termination of employment during a Plan Year on account of Retirement, death or Disability, a Participant must be an Employee at the end of a Plan Year to be eligible to receive an Award for that Plan Year. A Participant will become entitled to an Award with respect to a Plan Year on the later to occur of the end of the Plan Year for which the Award is determined and the date the Committee certifies the amount of the Award to which the Participant is entitled for such year by written communication to the Participant, provided that such certification will occur and Awards for a Plan Year which will be paid within two and one-half months after the end of the Plan Year. No portion of an Award shall be treated as earned by a Participant prior to such date.

2.	A Participant who has a termination of employment prior to the last day of a Plan Year on account of Retirement, death or Disability shall be eligible to receive an Award for such Plan Year, the amount of which shall be determined by the Committee in its sole discretion but which shall not exceed the maximum amount determined under Section VII.A.

3.

Notwithstanding the foregoing, if a Participant is employed pursuant to an employment agreement between the Participant and the Company or a Subsidiary which has been approved by the Compensation Committee, (an “Employment Agreement”) or is subject to another separation or change in control plan or policy of the Company, and such Employment Agreement, plan or policy provides other applicable rules or procedures for the determination of the Participant’s incentive award and entitlement thereto in the event of termination of employment, the provisions of such Employment Agreement, plan or policy shall be controlling with respect to the determination of the amount of, and the Participant’s entitlement to, any Award under the Plan with respect to the Participant in the event of the Participant’s termination of employment.

D.	Source, Time and Manner of Payment, Interest. Each Participant’s Award for a Plan Year shall be paid in cash, solely from the general assets of the Company or its Subsidiaries, without interest, as soon as reasonably practicable after the Committee certifies the amount of the Award, but not later than two and one-half months after the end of the Plan Year for which such Award is payable. Any Awards payable to Participants who have had a termination of employment during the Plan Year on account of Retirement, death or Disability shall be payable at the same time other Participants receive Awards under the Plan.

E.	Designation of Beneficiaries. Each Participant from time to time may name any person or persons (who may be named concurrently, contingently or successively) to whom the Participant’s Award under the Plan is to be paid if the Participant dies before receipt of the Award. Each such beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed or permitted by the Company’s Vice President of Corporate Compensation, and will be effective only when filed with the Company’s Vice President of Corporate Compensation during the Participant’s lifetime. If a Participant fails to so designate a beneficiary before death, or if the beneficiary so designated predeceases the Participant, any Award payable after the Participant’s death shall be paid to the Participant’s estate.

VIII.	No Assignment of Rights. No Participant or other person shall have any right, title or interest in any Award under this Plan prior to the payment thereof to such person. The rights or interests of Participants under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an Award or any payment hereunder shall be void.

IX.	No Greater Employment Rights. The establishment or continuance of the Plan shall not affect or enlarge the employment rights of any Participant or constitute a contract of employment with any Participant, and nothing herein shall be construed as conferring upon a Participant any greater rights to employment than the Participant would otherwise have in the absence of the adoption of this Plan.

X.	No Right to Ongoing Participation. The selection of an individual as a Participant in the Plan for any Plan Year shall not require the selection of such individual as a Participant for any subsequent Plan Year, or, if such individual is subsequently so selected, shall not require that the same opportunity for incentive award provided the Participant under the Plan for an earlier Plan Year be provided such Participant for the subsequent Plan Year.

XI.	No Personal Liability. Neither the Company, its Subsidiaries nor any Committee member or its delegate shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

XII.	Unfunded Plan. No Participant or other person shall have any right, title or interest in any property of the Company or its Subsidiaries, and nothing herein shall require the Company or any Subsidiaries to segregate or set aside any funds or other property for the purpose of making any payment under the Plan.

XIII.	Facility of Payment. When a person entitled to an incentive award under the Plan is under legal disability, or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage such person’s affairs, the Committee may direct the payment of an incentive award directly to or for the benefit such person, to such person’s legal representative or guardian, or to a relative or friend of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan, and neither the Committee nor the Company or any Subsidiary shall be under any duty to see to the proper application of such payment.

XIV.	Withholding for Taxes and Benefits. The Company and its Subsidiaries, as applicable, may withhold from any payment to be made by it under the Plan all appropriate deductions for employee benefits, if applicable, and such amount or amounts as may be required for purposes of complying with the tax withholding obligations under federal, state and local income and employment tax laws.

XV.	Amendment and Termination. The Board of Directors may amend the Plan at any time and from time to time, in whole or in part, and may terminate the Plan at any time, which amendment or termination may include the modification, reduction or cancellation of any prospective Award hereunder which has not been earned and vested pursuant to the terms of the Plan prior to the time of any such amendment or termination, provided that no such amendment or termination shall change the terms and conditions of payment of any Award the final amount of which the Committee has certified to a Participant. Notwithstanding the foregoing, any amendment to the Plan that changes the class of Employees eligible to participate, changes the Performance Goals, or increases the maximum dollar amount that may be paid to a Participant for a Plan Year shall not be effective with respect to Section 162(m) Executives unless such amendment is approved by the holders of the Company’s common stock.

XVI.	Section 162(m) and Section 409A Conditions. The Company intends for the Plan and any Awards to satisfy, and to be interpreted in such manner as to satisfy the provisions of Section 162(m) of the Internal Revenue Code with respect to all Section 162(m) Executives. The Company also intends for the Plan to be exempt from Section 409A of the Internal Revenue Code. Any provision, application or interpretation of the Plan that is inconsistent with such intent shall be disregarded. The Company shall have the discretion and authority to amend the Plan at any time to satisfy any requirements of such Sections of the Internal Revenue Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.

XVII.	Applicable Law. The Plan shall be construed under the laws of the State of Illinois, other than its laws with respect to choice of laws.

EXELON CORPORATION

10 SOUTH DEARBORN STREET

P.O. BOX 805398

CHICAGO, IL 60680-5398

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EXLNC1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EXELON CORPORATION

The Board recommends a vote “FOR” each director nominee.

Proposal 1: The Election of Directors For Against Abstain Nominees:

1a. John A. Canning, Jr.

1b. M. Walter D’Alessio For Against Abstain The Board recommends a vote “FOR” the renewal.

1c. Bruce DeMars Proposal 2: The Renewal of the Exelon Corporation Annual Incentive Plan for Senior Executives effective January 1, 2009

1d. Nelson A. Diaz

The Board recommends a vote “FOR” the ratification.

1e. Rosemarie B. Greco Proposal 3: The Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountant for 2009.

1f. Paul L. Joskow

The Board recommends a vote “AGAINST” this proposal.

Proposal 4: A Shareholder Recommendation to Prepare a Report

1g. John M. Palms Showing that Exelon’s Actions to Reduce Global Warming Have Reduced Mean Global Temperature or Avoided Disasters.

1h. John W. Rogers, Jr.

1i. John W. Rowe

1j. Stephen D. Steinour

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET

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Exelon’s Notice and Proxy Statement, Summary Annual Report and Financial Supplement are available online at www.proxyvote.com. The electronic documents have been prepared to offer easy viewing and are completely searchable. The website will allow you view the materials as you vote the shares. We believe that you will find this method of viewing Exelon’s information and voting the shares more convenient.

We encourage you to vote the shares at www.proxyvote.com and then register for the electronic delivery of Exelon’s proxy materials for 2010 and beyond.

The electronic delivery of proxy materials will become the standard method of delivery in the future. The printing, delivery, processing, and mailing of paper materials is a costly and energy intensive process. By registering for electronic delivery now, you will assist Exelon in its commitment to conserve our natural resources and protect our environment.

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EXLNC2

EXELON CORPORATION

2009 COMMON STOCK PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, April 28, 2009 at 9:30 A.M. at PECO Energy Company Headquarters 2301 Market Street Philadelphia, Pennsylvania

WILLIAM A. VONHOENE, JR. and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on this proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the annual meeting.

BNY Mellon Shareowner Services, as custodian under the Dividend Reinvestment Plan and Computershare Trust Company, as custodian under the Employee Stock Purchase Plan and the Employee Stock Purchase Plan for Unincorporated Subsidiaries, and Exelon Corporation as custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of the shareholder(s) named on this proxy card.